UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING

AND PROXY STATEMENT

March 12, 2012

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2012 Annual Meeting of Stockholders that will be held on April 25, 2012, at 9:00 a.m. Eastern Time, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096.

The accompanying notice of the Annual Meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the Annual Meeting.

As in prior years, we are offering to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option, which we intend to continue to offer in future years, will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. Eastern Time

Date:

Wednesday, April 25, 2012

Place:

NCR Corporation

Auditorium

3097 Satellite Boulevard

Duluth, Georgia 30096

Purpose:

•	Elect three Class A directors identified in this proxy statement to hold office for three-year terms, each until his respective successor is duly elected and qualified;
•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2012;
•	Consider and hold a non-binding advisory vote to approve executive compensation (“Say on Pay”) as disclosed in these proxy materials;
•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered holders of NCR common stock at the close of business on February 14, 2012 may vote at the meeting.
•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Jennifer M. Daniels

Senior Vice President, General Counsel

and Secretary

March 12, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 25, 2012

This proxy statement and NCR’s 2011 Annual Report on Form 10-K are available at www.proxyvote.com.

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

PROXY STATEMENT

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2012 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m., Eastern Time, on April 25, 2012, in the Auditorium at NCR’s office at 3097 Satellite Boulevard, Duluth, Georgia 30096.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, beginning on or about March 12, 2012, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before April 11, 2012. If requesting material by email, please send a blank email with the 12-digit Control Number (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access, beginning on March 12, 2012, the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request, at no cost to you. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write or call us at 3097 Satellite Boulevard, Duluth, Georgia 30096-5810 (phone: 1-800-225-5627), to request separate copies of the proxy materials at no cost to you. If you have received only one copy of the Notice and you do not wish to participate in the householding program or if you have received multiple copies of the Notice and you do wish to participate in the householding program, please call 1-800-542-1061 to “opt-in”, or “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you were a registered stockholder at the close of business on the record date for the meeting, February 14, 2012, you are entitled to vote at the meeting. There were 158,328,894 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on the environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than April 24, 2012.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•

sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at 3097 Satellite Boulevard, Duluth, Georgia 30096-5810 so it is received no later than April 24, 2012.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote; (2) your proxy was properly executed or properly authorized electronically; (3) we received your proxy prior to the meeting; and (4) you did not revoke your proxy prior to or at the meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the Direct Stock Purchase and Sale Plan (the “DSPP”) administered by our transfer agent, Computershare for NCR, your proxy includes the NCR common stock held in your DSPP account. Computershare, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do, by telephone, or the Internet as well as by mail.

Quorum for the Meeting; Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the close of business on February 14, 2012 constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors, to ratify the appointment of our independent registered public accounting firm, and to approve the non-binding advisory vote on executive compensation. Under Maryland law, broker “non-votes” and abstentions will have no effect on the outcome of the vote for any item. A broker “non-vote” occurs when a broker returns a properly executed proxy but does not vote on a particular proposal because the broker does not have the discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner on the proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers have the discretionary authority to vote on the ratification of our independent registered public accounting firm, but not for the election of our directors or the non-binding advisory vote on executive compensation.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on page 71 of this proxy statement. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in a current report on Form 8-K filed with the SEC within four business days following the meeting.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as unanimously recommended by the Board of Directors:

•	FOR the election of each of the three Class A director nominees;

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2012; and

•	FOR the approval, on a non-binding advisory basis, of executive compensation as disclosed in these proxy materials.

STOCK OWNERSHIP

Ownership by Officers and Directors

The following table reflects the NCR common stock beneficially owned, as determined under the applicable SEC rules, as of February 7, 2012 by (i) each current or former executive officer named in the Summary Compensation Table below on page 39 of this proxy statement (the “Named Executive Officers”), (ii) each non-employee director and nominee and (iii) all current directors and executive officers as a group. Except to the extent indicated in the footnotes below, to NCR’s knowledge each person named in the table below has sole voting and investment power over the shares reported. Amounts reported under “Total Shares Beneficially Owned” include the number of shares subject to stock options and RSUs that become exercisable or vest within 60 days of February 7, 2012 (which are shown in the columns to the right).

	Total Shares Beneficially Owned(1)(2)	Percent	Number of Shares Subject to Options Exercisable Within 60 Days of February 7, 2012	Number of RSUs That Vest Within 60 Days of February 7, 2012(3)
Non-Employee Directors
Quincy Allen, Director	62,371	*	37,408	1,148
Edward (Pete) Boykin, Director	159,390	*	83,092	1,148
Richard Clemmer, Director	82,680	*	40,116	1,148
Gary Daichendt, Director	90,154	*	47,092	1,148
Robert DeRodes, Director	75,998	*	40,116	1,148
Linda Fayne Levinson, Independent Lead Director	147,847	*	83,092	1,148

Named Executive Officers
William Nuti, Director and Officer	2,915,039	1.8%	2,493,717	421,322
Robert Fishman, Officer	81,108	*	60,962	4,825
John Bruno, Officer	260,831	*	103,810	157,021
Peter Leav, Officer	69,654	*	8,377	61,277
Peter Dorsman, Officer	201,287	*	154,663	20,589
Current Directors, Named Executive Officers and remaining Executive Officers as a Group (13 persons)	4,257,654	2.7%	3,244,900	689,570

*  Less than one percent.

(1)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 22,724 shares granted to Mr. Allen; 68,298 shares granted to Mr. Boykin; 42,564 shares granted to Mr. Clemmer; and 7,684 shares granted to Mr. DeRodes all of which were deferred pursuant to the director’s election until the time of the director’s departure from the Board.

(2)  This column reflects shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director; however none of the executive officers or directors have pledged any shares in their Fidelity brokerage accounts.

(3)  This column reflects those shares the officers and directors have the right to acquire through restricted stock vesting within 60 days after February 7, 2012, ignoring the withholding of shares of common stock to cover applicable taxes. These shares are also included in the Total Shares Beneficially Owned column.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, as of February 14, 2012 (except as otherwise specified), the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class
Greenlight Entities(1) 140 East 45th Street 24th Floor New York, New York 10017	9,610,630	6.1%

BlackRock(2) 40 East 52nd Street New York, New York 10022	9,169,704	5.83%

Cadian Capital Management, LLC(3) 535 Madison Avenue 36th Floor New York, New York 10022	8,431,458	5.36%

(1)  Information is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Greenlight Capital, L.L.C. (“Greenlight”), Greenlight Capital, Inc. (“Greenlight Inc.”), DME Management GP, LLC (“DME Management”), DME Advisors LP (“DME Advisors”), DME Capital Management, LP (“DME Capital Management”), DME Advisors GP, LLC (“DME Advisors GP”) and David Einhorn (collectively, the “Greenlight Entities”), reporting beneficial ownership of the Company’s stock as of December 31, 2011. In this filing Greenlight reported shared voting and dispositive power with respect to 3,207,440 of such shares, which are held for the accounts of certain investment funds for which it is the general partner. Greenlight Inc. reported shared voting and dispositive power with respect to 7,120,685 of such shares, which are held for certain accounts for which it acts as investment manager. DME Management reported shared voting and dispositive power with respect to 700,109 of such shares, which are held for the account of an investment fund for which it is the general partner. DME Advisors reported shared voting and dispositive power with respect to 1,421,800 of such shares, which are held for the account of a managed account for which it acts as investment manager. DME Capital Management reported shared voting and dispositive power with respect to 1,068,145 of such shares, which are held for the account of certain investment funds for which it acts as investment manager. DME Advisors GP, as the general partner of DME Advisors and DME Capital Management, reported shared voting and dispositive power with respect to 2,489,945 of such shares, which are held for certain accounts for which either DME Advisors or DME Capital Management acts as investment manager. David Einhorn reported shared voting and dispositive power with respect to all 9,610,630 of such shares as principal of Greenlight, Greenlight Inc., DME Management, DME Advisors, DME Capital Management and DME Advisors GP. Each of the Greenlight Entities disclaims all such beneficial ownership except to the extent of its pecuniary interest in any shares of the Company’s stock.

(2)  Information is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012, reporting beneficial ownership of the Company’s stock as of December 31, 2011. According to this filing, BlackRock beneficially owns, and has the sole power to vote and to dispose of or direct the disposition of these 9,169,704 shares.

(3)  Information is based on a Schedule 13G/A filed by Cadian Capital Management, LLC and Eric Bannasch with the SEC on February 14, 2012, reporting beneficial ownership of the Company’s stock as of December 31, 2011. According to this filing, Cadian Capital Management, LLC and Eric Bannasch have shared voting power and shared dispositive power with respect to 8,431,458 shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms for the directors in Classes A, B and C of the Board expire at the annual meetings of stockholders in 2012, 2013, and 2014, respectively.

Proxies solicited by the Board will be voted for the election of each of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that any of these nominees will be unable to serve. However, if one of them should become unavailable prior to the Annual Meeting, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The name, age, principal occupation, other business affiliations and certain other information regarding each nominee for election as a director and each director whose term of office continues is below. The age reported of each director is as of the date of filing of this proxy statement.

The Board of Directors recommends that you vote FOR each of the following nominees for election as a director.

Proxies received by the Board will be voted FOR all nominees unless they specify otherwise.

Class A—Current Terms Expiring in 2012 and New Terms Expiring in 2015:

William R. Nuti, 48, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of Sprint Nextel Corporation, and is a member of its Finance and Compensation Committees. Mr. Nuti became a director of NCR on August 7, 2005. In recommending Mr. Nuti as a nominee for election as a director of the Company, the Committee on Directors and Governance considered his current role as Chief Executive Officer and President of the Company, his experience as a director of another public company, his previous experience as President and Chief Executive Officer of Symbol Technologies, his previous experience as Senior Vice President at Cisco Systems, and the responsibilities associated with these positions. Mr. Nuti’s demonstrated management and leadership experience, and global sales and operations experience, were also skills and attributes that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Gary J. Daichendt, 60, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, Inc. Mr. Daichendt is also Chairman of ShoreTel Inc. Mr. Daichendt became a director of NCR on April 26, 2006. In recommending Mr. Daichendt as a nominee for election as a director of the Company, the Committee on Directors and Governance considered his previous experience as President and Chief Operating Officer of Nortel Networks Corporation, his previous experience as Executive Vice President, Worldwide Operations, for Cisco Systems, and the responsibilities associated with these positions.

Mr. Daichendt’s demonstrated management experience, financial literacy and independence were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Robert P. DeRodes, 61, is the founder of DeRodes Enterprises, LLC, a Georgia based corporation that primarily provides information technology and business operations consulting, as well as management advisory services. Prior to this position, Mr. DeRodes served as Executive Vice President, Global Operations & Technology of First Data Corporation, an electronic commerce and payments company, from October 2008 to July 2010. Prior to First Data Corporation, Mr. DeRodes served as Executive Vice President and Chief Information Officer of The Home Depot, Inc., a home improvement retailer, from February 2002 to October 2008 and as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer of Delta Air Lines, Inc., from September 1999 until February 2002. Mr. DeRodes became a director of NCR on April 23, 2008. In recommending Mr. DeRodes as a nominee for election as a director of the Company, the Committee on Directors and Governance considered the scope of his previous experience as Executive Vice President, Global Operations & Technology of First Data Corporation, his previous experience as Executive Vice President and Chief Information Officer of The Home Depot, Inc., his previous experience at Delta Technology, Inc. and Delta Air Lines, Inc., and the responsibilities associated with these positions. Mr. DeRodes’ demonstrated management experience, information technology experience, understanding of the financial services, retail and transportation industries, and independence led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Directors Whose Terms of Office Continue

Class B—Current Terms Expiring in 2013:

Quincy L. Allen, 51, was Chief Executive Officer of Vertis Inc., a provider of targeted print advertising and direct marketing solutions to retail and consumer services companies, from April 2009 to December 2010. Prior to this position, Mr. Allen was President, Global Business and Strategic Marketing Group, at Xerox Corporation, a document management technology and services company, from January 2009 to April 2009. Prior to assuming this position, Mr. Allen was President, Production Systems Group, at Xerox from December 2004 until January 2009. From 2003 to 2004, he was Senior Vice President at Xerox Business Group Operations, and from 2001 to 2003, he was Senior Vice President, North American Services and Solutions at Xerox. Mr. Allen was also a director of Gateway Inc. from January 2006 to October 2007, when Gateway was merged with and into a wholly-owned subsidiary of Acer Inc. While Mr. Allen was serving as Chief Executive Officer, Vertis, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in November 2010. Mr. Allen became a director of NCR on January 28, 2009. In determining Mr. Allen should continue serving as a director of the Company, the Committee on Directors and Governance considered Mr. Allen’s experience as Chief Executive Officer of Vertis, Inc., his prior experience with Xerox Corporation, and the responsibilities associated with these positions. Mr. Allen’s demonstrated management experience, independence, and financial literacy were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would meet the needs of the Board of Directors.

Edward “Pete” Boykin, 73, was Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, from October 2007 to May 2008. He served as President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation. Mr. Boykin became a director of NCR on June 5, 2002. In determining Mr. Boykin should continue serving as a director of the Company, the Committee on Directors and Governance considered Mr. Boykin’s experience at CSC, a multi-billion dollar international company with complex accounting issues, including among other things, his extensive experience evaluating financial statements in his former position as CSC’s President and Chief Operating Officer, his past experience managing major acquisitions at CSC, and his former role on CSC’s disclosure committee. In addition to these attributes, the Committee on Directors and Governance considered Mr. Boykin’s financial literacy and independence in concluding that his abilities would meet the needs of the Board of Directors.

Linda Fayne Levinson, 70, was Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, from July 2006 until May 2010 when it was merged into Epic Advertising. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer and Chair of Vendare Media, a predecessor company to Connexus. Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Co. Ms. Levinson was a director of DemandTec, Inc. from June 2005 until February 2012 when it was acquired by International Business Machines Corporation. Ms. Levinson is currently a director of Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007. In determining Ms. Levinson should continue serving as a director of the Company, the Committee on Directors and Governance considered her long experience as a public company director and a committee chair, starting in 1991, and her experience as a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc. and The Western Union Company, as well as her general management experience at American Express and Vendare Media, her strategic experience at McKinsey & Company and her investment experience at GRP Partners and Wings Partners. Ms. Levinson’s extensive management and leadership experience, independence, her in-depth knowledge of corporate governance issues and her diversity of perspective were also skills and attributes that led the Committee on Directors and Governance to conclude that her abilities would meet the needs of the Board of Directors.

Class C—Current Term Expiring in 2014:

Richard L. Clemmer, 60, is President and Chief Executive Officer of NXP B.V., a semiconductor company, a position he has held since January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Prior to this position, Mr. Clemmer served as President and Chief Executive Officer of PurchasePro.com, Inc. While Mr. Clemmer was serving as Chief Executive Officer, PurchasePro.com, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 12, 2002, and, with the bankruptcy court’s authorization, completed a sale of substantially all of its assets on January 17, 2003. Mr. Clemmer became a director of NCR on April 23, 2008. During the past 5 years, Mr. Clemmer was a director of i2 Technologies, Inc. and Trident Microsystems Inc. In determining Mr. Clemmer should continue serving as a director of the Company, the Committee on Directors and Governance considered his experience in his position at NXP B.V. and his former positions with Kohlberg Kravis Roberts & Co., and Agere Systems Inc. Mr. Clemmer’s demonstrated management experience, independence, and financial literacy were also attributes that led the Committee on Directors and Governance to conclude that his skills would meet the needs of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues, including, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, training and retirement. The Corporate Governance Guidelines, as well as the Board’s committee charters, are found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance. You also may obtain a written copy of the Corporate Governance Guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 15 of this proxy statement.

The Corporate Governance Guidelines reflect, among other things, the belief of the Board of Directors that a substantial majority of its members should be independent, and the Board has established standards to assist it in determining director independence. These standards, which meet, and in some cases exceed, the independence guidelines for directors under the NYSE listing standards, are set forth below and are included as Exhibit B to the Corporate Governance Guidelines. Consistent with the Corporate Governance Guidelines, on an annual basis the Board, with input from the Committee on Directors and Governance, determines whether each non-employee Board member is considered independent, taking into account the following factors, in addition to those other factors it may deem relevant:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•

has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•

has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, employee or significant stockholder) with a company that has made payments to or received payments from the Company that exceeded, in any of the previous three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•

has not received compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives or has received during any twelve-month period more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service, (iii) an individual who, with respect to the Company’s independent auditors or their affiliates, is a current partner or a current employee personally working on the Company’s audit or was a partner or employee and personally worked on the Company’s audit, (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payment to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Quincy L. Allen, Edward (Pete) Boykin, Richard L. Clemmer, Gary J. Daichendt, Robert P. DeRodes and Linda Fayne Levinson are independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

The Board of Directors met eleven times last year. During 2011, each incumbent member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). In addition, while the Company has no formal policy regarding director attendance at its annual meeting of stockholders, NCR’s directors are encouraged to attend the Company’s annual meetings. All of the directors then in office attended the Company’s 2011 annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

As set out in the Corporate Governance Guidelines, the Board of Directors does not have a guideline on whether the Chairman and Chief Executive Officer roles should be combined, or whether the role of Chairman should be held by a non-employee director. The Corporate Governance Guidelines instead give the Board the flexibility to select a Chairman as it deems best for the Company from time to time. Under the Corporate Governance Guidelines, if the positions of Chairman and Chief Executive Officer are held by the same person, the Board will select an Independent Lead Director from its independent directors. Additionally, the Board has set out the roles of Chairman/CEO and Independent Lead Director in Exhibit C to the Corporate Governance Guidelines.

Currently the Company’s Board of Directors has an integrated leadership structure in which William R. Nuti serves in the combined roles of Chairman and Chief Executive Officer, and Linda Fayne Levinson serves as the Board’s Independent Lead Director. The Board believes that this structure promotes greater efficiency through more direct communication of critical information between the Company and the Board. In addition, the Chief Executive Officer’s extensive knowledge of the Company uniquely qualifies him, in close consultation with the Independent Lead Director, to both lead the Board in discussing strategic matters and assessing risks, and focus the Board on the issues that are most material to the Company. Combining the roles of Chairman and Chief Executive Officer also has allowed the Company to more effectively develop and communicate a unified vision and strategy to the Company’s stockholders, employees and customers.

Consistent with the Corporate Governance Guidelines, the Independent Lead Director has broad authority, as follows. The Independent Lead Director: presides at the executive sessions of the non-employee directors and at all Board meetings at which the Chairman is not present; serves as liaison between the Chairman and the independent directors; frequently communicates with the Chief Executive Officer; is authorized to call meetings of the independent directors; obtains Board member and management input and, with the Chief Executive Officer, sets the agenda for the Board; approves meeting schedules to assure there is sufficient time for discussion of all agenda items; works with the Chief Executive Officer to ensure that Board members receive the right information on a timely basis; stays current on major risks and focuses the Board members on such risks; molds a cohesive Board; works with the Committee on Directors and Governance to evaluate Board and committee performance; facilitates communications among directors; assists in recruiting and retention of new Board members; in conjunction with the Chairman and Committee on Directors and Governance, ensures that committee structure and committee assignments are appropriate and effective; works with the Committee on Directors and Governance to ensure outstanding governance processes; leads discussions regarding CEO performance, personal development and compensation; and, if requested by major stockholders of the Company, is available for consultation and direct communication with such stockholders. Additionally, the leadership and oversight of the Board’s other independent directors continues to be strong, and further structural balance is provided by the Company’s well-established corporate governance policies and practices, including its Corporate Governance Guidelines. Independent directors account for six out of seven of the Board’s members, and make up all of the members of the Board’s Compensation and Human Resource Committee, Audit Committee and Committee on Directors and Governance. Additionally, among other things, the Board’s non-employee directors meet regularly in executive session with only the non-employee directors present.

The Board has had several years of successful experience with this leadership structure – in which the roles of Chairman and Chief Executive Officer are combined and an Independent Lead Director is selected – and, taking into account these factors, has determined that this leadership structure is most appropriate and effective for the Company at this time.

The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The Audit Committee of the Board is responsible for overseeing the assessment of financial risk as well as general risk management programs. In carrying out this responsibility, the Audit Committee regularly evaluates the Company’s risk identification, risk management and risk mitigation strategies and practices. In addition, the Audit Committee receives and reviews reports prepared by the Company’s Enterprise Risk Management leader on an annual basis and provides a summary of this risk assessment to the Board. In general, the reports identify, analyze, prioritize and provide the status of major risks to the Company. In addition, the Compensation and Human Resource Committee of the Board regularly considers potential risks related to the Company’s compensation programs as discussed below, and the Committee on Directors and Governance also considers risks within the context of its committee charter responsibilities, including legal and regulatory compliance risks. The Audit Committee, Compensation and Human Resource Committee and Committee on Directors and Governance each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of items relating to risk oversight. Finally, in 2011, the Company instituted an Executive Risk Committee comprised of members of senior management. The chair of the Company’s Executive Risk Committee presents its findings annually to the Board. We believe the leadership structure of the Board effectively facilitates risk oversight by the Board as a result of (i) the role of the Board committees in risk identification and mitigation, (ii) the direct link between management and the Board achieved by having one leader serve as Chairman and Chief Executive Officer, and (iii) the role of our active Independent Lead Director whose duties include ensuring the Board reviews and evaluates major risks to the Company, as well as measures proposed by management to mitigate such risks. These elements work together to ensure an appropriate focus on risk oversight.

Compensation Risk Assessment

The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking, and will continue to do so. The Board of Directors, through its

Compensation and Human Resource Committee, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Committee directly engages its compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to assist the Committee in its evaluation. In accordance with the Committee’s direction, FWC performs a compensation risk assessment of the Company’s executive and broad-based compensation programs and makes an independent report to the Committee. The risk assessment completed by FWC in 2011 concluded that the Company’s executive and broad-based compensation programs do not present any area of significant risk, noting that the plans are well-aligned with the Committee’s compensation design principles and that individual business units do not pose a significant risk to the overall enterprise given the interdependence of key business units and the management of cross-enterprise risks. The only significant change to our compensation program since the 2011 risk assessment was the adoption of the Economic Profit Plan which the Company and FWC determined did not present an area of significant risk. Additionally, the Committee noted in its evaluation that the risk associated with the Company’s executive and broad-based compensation programs has decreased due to the addition of a claw back policy in the Company’s global sales incentive plan, and that the Company has implemented a claw back policy (referred to as the Compensation Recovery Policy) and stock ownership guidelines for its directors and officers, each of which further supports the risk-balanced approach to incentive compensation.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance and the Executive Committee. The Board has adopted a written charter for each such committee that sets forth the committee’s mission, composition, and responsibilities. Each charter can be found under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance.

The members of each committee as of the end of fiscal 2011 and the number of meetings held in fiscal 2011 are shown below:

Name	Audit Committee		Compensation and Human Resource Committee		Committee on Directors and Governance		Executive Committee
Quincy L. Allen	X
Edward (Pete) Boykin	X	*			X		X
Richard L. Clemmer	X
Gary J. Daichendt			X		X	*	X
Robert P. DeRodes			X
Linda Fayne Levinson			X	*	X		X
William R. Nuti							X	*
Number of meetings in 2011	10		8		4		0

*Chair

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing: (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity and adequacy of internal controls and the quality and adequacy of disclosures to stockholders. The committee also:

•	selects, evaluates, sets compensation for and, where appropriate, replaces the Company’s independent registered public accounting firm;

•	pre-approves all audit and non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviews and discusses with the Company’s independent registered public accounting firm its services and quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	prepares the report required by the SEC to be included in the Company’s annual proxy statement;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive Officer and Chief Financial Officer the procedures they follow to complete their certifications in connection with NCR’s periodic filings with the SEC;

•	discusses management’s plans with respect to the Company’s major financial risk exposures; and

•

reviews the effectiveness of the Internal Audit function, including compliance with the Institute of Internal Auditors’ International Professional Practices Framework for Internal Auditing consisting of the Definition of Internal Auditing, Code of Ethics and the Standards.

Each member of the Audit Committee is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Messrs. Boykin, Allen and Clemmer are each an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

Compensation and Human Resource Committee:    This committee provides general oversight of the Company’s management compensation philosophy and practices, benefit programs and strategic workforce initiatives and oversees the Company’s leadership development plans. In doing so, the committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of the Company’s executive officers and determines base salaries, equity awards, incentive awards and other compensation for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and recommends to the Board of Directors for its approval, the Company’s executive compensation plans;

•	reviews and approves employment, severance, change in control and similar agreements and arrangements for the Company’s executive officers;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans;

•	periodically assesses the risk associated with the Company’s compensation programs; and

•	oversees the Company’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals (other than executive officers) in limited instances.

This committee is authorized to and has directly engaged its compensation consultant, FWC, to review the Company’s long-term incentive program, the Management Incentive Plan (which we refer to as the MIP), the Economic Profit Plan (which we refer to as the EPP) and other key programs related to the compensation of executive officers. As directed by the committee, the consultant: provides a competitive assessment of the Company’s executive compensation programs relative to our compensation philosophy; reviews our compensation peer group companies; provides expert advice regarding compensation matters for our executive officers, including the Chief Executive Officer; provides information about competitive market rates; assists in the design of the variable incentive plans and the establishment of performance goals; assists in the design of other compensation programs and perquisites; assists with Section 162(m) and Section 409A compliance, disclosure matters, and other technical matters; and conducts a risk assessment of the Company’s compensation programs and is readily available for consultation with this committee and its members regarding such matters.

The Board of Directors has determined that each member of the Compensation and Human Resource Committee is independent.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures, including the review and approval of each related party transaction under the Company’s Related Person Transaction Policy (unless the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors), and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

The Committee on Directors and Governance is authorized to engage consultants to review the Company’s director compensation program.

The Board of Directors has determined that each member of the Committee on Directors and Governance is independent.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Selection of Nominees for Directors

The Committee on Directors and Governance and our other directors are responsible for recommending nominees for membership to the Board and the director selection process is described in detail in the Board’s Corporate Governance Guidelines. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Independent Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law.

The Board’s Corporate Governance Guidelines include director qualification guidelines for directors standing for re-election and new candidates for membership on the Board. All candidates are evaluated by the Committee on Directors and Governance using these qualification guidelines. In accordance with the guidelines, as part of the selection process, the committee examines candidates’ business skills and experience (including financial literacy), independence, demonstrated leadership, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The committee also considers those other factors it may deem relevant, including the needs of the Board and other attributes of the candidate. In addition, although there is no specific policy on considering diversity, the Board and the Committee on Directors and Governance believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, experience, functional background and professional experience. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors and may from time to time engage outside search firms to assist in identifying and contacting qualified candidates.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing to the Company’s Corporate Secretary at NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096-5810. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available under “Corporate Governance” on the “About NCR” page of NCR’s website at http://www.ncr.com/about-ncr/corporate-governance. See “Procedures for Stockholder Proposals and Nominations” on page 70 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2012 Annual Meeting were recommended by the Committee on Directors and Governance for election at the Annual Meeting. All of the candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

Communications with Directors

Stockholders or interested parties wishing to communicate directly with NCR’s Board of Directors, the Independent Lead Director or any other individual director, the Chairman of the Board, or NCR’s independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 3097 Satellite Boulevard, Duluth, Georgia 30096-5810. The Corporate Secretary will forward appropriate communications. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/about-ncr/corporate-governance/contact-corporate-governance.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. The Code of Conduct is available on the Company’s Corporate Governance website at http://www.ncr.com/about-ncr/corporate-governance/code-of-conduct. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended December 31, 2011. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, officers, and 10% beneficial owners.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Financial Highlights.    Despite the ongoing global economic uncertainty, the Company was able to achieve above-plan financial results, consistently exceed market expectations and complete some record-setting operational milestones summarized as follows:

•

Our revenue increased to $5.4 billion for 2011, representing growth of 13% over 2010, driven largely by taking market share, expanding opportunities with our channel partners and delighting our customers.

•

Our Non-Pension Operating Income (NPOI) increased to $433.5 million for 2011, representing a 28% increase over 2010 and our highest NPOI result for a single performance year, driven largely by changing our product mix to higher margin offerings (including expansion of software and services delivered).

•	We finished 2011 with an order backlog of over $1.0 billion, representing a 14% increase over 2010 and finishing with the highest order backlog in a performance year.

•	Our stock price was up 7% over 2010 (based on the year-over-year closing price on December 31), and is up 43% as of February 14, 2012 (the proxy record date) over the December 31, 2010 closing price.

•

We acquired Radiant Systems, Inc. on August 24, 2011, for approximately $1.2 billion, furthering our goal of creating a superior portfolio of multi-channel solutions and bringing new value to customers by combining NCR’s global footprint and services capabilities with Radiant’s advanced software and strong channel partner network.

The achievement of these results is reflected in our total shareholder return. Our one-year and two-year total shareholder returns are 16% and 29% respectively, as measured between the release of our full year financial results. This ranks us second for both one-year and two-year total shareholder return among the group of 18 peer companies that we use for determining executive compensation. These results reflect our strong rebound from the difficult financial circumstances that affected our financial performance in 2008 and 2009. As demonstrated by the “Pay for Performance Highlights/Granted Value vs. Realized Value” chart on page 18 of this proxy statement, a comparison of our performance during the period from 2008 through 2011 to the compensation actually realized by our CEO demonstrates that our pay for performance compensation philosophy achieves its objectives of rewarding our executives in the high performance years and penalizing them in the low performance years.

Pay for Performance Highlights/Performance Compensation Mix.    In accordance with our compensation philosophy, compensation of our Named Executive Officers is significantly performance-based. The portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company, ensuring our senior officers are held most accountable to our stockholders. Of the target total direct compensation offered to our Chief Executive Officer in 2011, 62% percent was performance-based. (If the one-time special grant of RSUs described on page 30 of this proxy statement is excluded, 75% would be considered performance-based). Of the target total direct compensation offered to our Named Executive Officers in 2011 (excluding the Chief Executive Officer), an average of 61% percent was performance-based.

Total Direct Compensation Pay Mix:

CEO Pay Mix	NEO Pay Mix

Performance-Based vs. Fixed Pay Mix:

CEO Pay Mix	NEO Pay Mix

Pay for Performance Highlights/Granted Value vs. Realized Value.    Because a significant portion of the compensation of our Named Executive Officers is both performance-based and “at risk”, we review the “granted” vs. “realized” compensation to track the effectiveness of our pay for performance executive compensation design. For this purpose, we compare the value of each award at the time it is granted to the amount the executive realized as a result of the success or failure in achieving short-term and long-term goals and the price of the Company’s stock at the time an equity award pays out. The following table, which is different than our Summary Compensation Table on page 39 of this proxy statement, shows the “granted” vs. “realized” compensation for the Chief Executive Officer for the 2008 to 2011 fiscal years:

		Compensation “Granted”(1)				Compensation “Realized”(2)				CEO Compensation “Realized” vs. “Granted”
Name	Year	Base	Bonus	LTI	Total	Base	Bonus	LTI	Total
William Nuti	2011	$1.0M	$1.5M	$6.3M	$8.8M	$1.0M	$2.7M	$8.4M	$12.1M	138%
	2010	$1.0M	$1.5M	$9.5M	$12.0M	$1.0M	$1.5M	$14.1M	$16.6M	138%
	2009	$1.0M	$1.4M	$5.8M	$8.2M	$1.0M	$0.0M	$4.4M	$5.4M	66%
	2008	$1.0M	$1.1M	$4.5M	$6.6M	$1.0M	$1.4M	$0.0M	$2.4M	36%

(1)  Compensation “Granted” includes: base salary, target bonus, and grant date fair value of all equity awards granted in the applicable year.

(2)  Compensation “Realized” includes: base salary, actual bonus received, the fair market value of outstanding awards as of December 31, 2011, and the EPP payout earned for the current performance period (33% payable in August). The 2010 annual performance-based LTI award granted on February 23, 2010 is currently reflected at “maximum” (150% payout earned). The 2011 annual performance-based LTI award granted February 22, 2011 is also currently reflected at “maximum” (150% preliminary payout subject to 2012 results).

By comparison, Company performance achieved during the same time period is summarized below:

	CEO Compensation Realized/Earned			Company Performance

Year	Compensation “Realized” vs. “Granted”	Bonus Payout Earned	Performance LTI Award Earned(1)	NPOICC Results	NCR 1-Year Total Shareholder Return (TSR)(2)	NCR 1-Year TSR Percent Rank for Peer Group(2)
2011	138%	179%	150%	$297.2M	7%	96%
2010	138%	100%	150%	$229.0M	38%	88%
2009	66%	0%	0%	$216.1M	(21%)	3%
2008	36%	125%	0%	$305.9M	(44%)	61%

(1)  The 2010 annual performance-based LTI award granted on February 23, 2010 is currently reflected at “maximum” (150% payout earned). The 2011 annual performance-based LTI award granted on February 22, 2011 is also currently reflected at “maximum” (150% preliminary payout subject to 2012 results).

(2) This TSR/Percent Rank measurement is from fiscal year end to fiscal year end.

The Chief Executive Officer’s realized pay for 2008 to 2011 shows a very strong correlation to Company performance measured by total shareholder return in the respective years, demonstrating that our pay for performance compensation design is achieving its goal of rewarding high performance and penalizing low performance.

2011 Compensation Program Highlights.    The Company’s compensation programs in 2011 were consistent with its philosophy of paying for performance, aligning the interests of executives with the interests of stockholders, attracting and retaining executive talent, and adopting competitive, best-practices compensation programs appropriate for the Company. Specific examples of actions taken by the Company to carry out this philosophy include the following:

•

Established aggressive operating performance goals for 2011 under our annual incentive plan (the 2011 Amended and Restated NCR Management Incentive Plan or “MIP”) and the performance-based shares issued as long-term incentives (“LTI”).

•

Changed the 2011 performance metric for the maximum amount of awards granted under the MIP from “earnings before income taxes” to “non-pension operating income,” which we view as a better metric for measuring management team operating performance because it relates directly to those aspects of corporate performance over which management retains control.

•

Adopted the NCR Corporation 2011 Economic Profit Plan (“EPP”) as a new component of our LTI program. As described in more detail below, the EPP provides a portion of our long-term incentives as cash incentive pay, by focusing management on value creation for the stockholder.

•	Changed the mix of our annual equity-based LTI awards to eliminate stock options and deliver only restricted stock units, of which 75% are performance-based and 25% are time-based.

•	Amended the Company’s robust stock ownership guidelines to increase our Chief Executive Officer’s stock ownership requirement from three times base salary to six times base salary.

Current Best Practices

In addition to the features listed above under “2011 Compensation Program Highlights,” some of the Company’s other best practices in executive compensation include:

•	Strong claw back policy

•	Robust executive stock ownership guidelines for all Named Executive Officers

•	No excise tax gross-ups for new participants in the Company’s Change in Control Severance Policy

•	No tax gross-ups on any perquisites other than standard relocation benefits

•	All U.S. defined benefit pension plans are frozen (qualified and non-qualified)

Our Named Executive Officers and Key Components of Compensation

Named Executive Officers.    The Compensation and Human Resource Committee (the “Committee”) has the sole authority to make all compensation-related decisions for the Company’s Named Executive Officers (our “NEOs”). This Compensation Discussion and Analysis (“CD&A”) discusses and analyzes compensation decisions for 2011 for the NEOs identified below. For additional information regarding the compensation of the NEOs, refer to the Executive Compensation tables below.

For 2011, the NEOs are the following executive officers of the Company:

Name	Executive Leadership Role
William R. Nuti	Chairman of the Board, Chief Executive Officer and President
Robert P. Fishman	Senior Vice President and Chief Financial Officer
John G. Bruno	Chief Technology Officer and Executive Vice President, Corporate Development
Peter A. Leav	Executive Vice President, Global Sales, Professional Services and Consumables
Peter A. Dorsman	Executive Vice President, Industry Solutions Group and Global Operations

Key Components of Compensation.    The key components of the Company’s compensation program and the purpose of each component can be summarized as follows:

Component of Compensation	Primary Purpose
Base Salary	Provide the security of a competitive fixed amount of cash income and promote appropriate risk taking
Annual Incentive Plan	Provide motivation to achieve pre-established annual performance objectives and thereby enhance stockholder value
Long-Term Equity Incentives • Performance-based restricted stock units • Time-based restricted stock units	Retain and motivate executives to build stockholder value over the life of the grant
Long-Term Cash Incentives • Economic Profit Plan	Retain and motivate executives to build stockholder value over the performance period and during the extended payout period
Other Benefits	Provide competitive benefits consistent with best practices where appropriate for the Company
Claw Back Policy	Discourage excessive risk taking
Stock Ownership Guidelines	Maintain alignment of interests with stockholders

Executive Compensation Philosophy and Framework

Executive Compensation Philosophy.    NCR’s compensation programs are designed to reward executives for achieving and exceeding the Company’s strategic business and financial goals by emphasizing those areas under the direct control of our executive team. In determining the compensation structure, the Committee considers the actions required to achieve our strategic goals, support the needs of our customers, attract and retain talent, and establish a common interest between our executives and stockholders. The Committee regularly evaluates our compensation programs in an attempt to ensure they are consistent with the short-term and long-term goals of both the Company and our stockholders given the dynamic nature of our business and the market in which we compete for talent.

At the 2011 annual stockholder meeting, the Company’s stockholders approved the compensation program for the Named Executive Officers with 83.4% of the votes cast. The Company believes this vote reflected stockholder approval of its pay for performance philosophy and the absence of pay practices that stockholders consider problematic. Most of the pay decisions made for the NEOs for 2011 were determined by the Committee prior to receiving the results of our first “say on pay” vote at the 2011 annual stockholders meeting and the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2011 as outlined in our compensation philosophy and framework. Following the 2011 annual stockholders meeting, the Committee also took into account the affirmative stockholder vote on our “say on pay” proposal along with the other elements of our compensation philosophy and framework when determining any subsequent actions, and also considered the results of the vote in refining the development of our compensation program and goal setting as part of the 2012 planning process. The specific compensation amounts in 2011 for each of our Named Executive Officers reflect the continued and significant improvement in the Company’s financial performance.

Role of Compensation Consultant.    The Committee considers advice and recommendations received from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”) in making executive compensation decisions. FWC is independent of the Company’s management, reports directly to the Committee, and has no economic relationships with the Company other than its role advising the Committee. Mr. Nuti, our Chairman of the Board, Chief Executive Officer and President (our “CEO”) has not been present during discussions between the Committee and FWC regarding the CEO’s compensation and has not been provided a copy of any FWC reports on the CEO’s compensation.

Role of Company Executives.    The Committee also considers recommendations from our CEO and our Senior Vice President, Human Resources, in designing our executive compensation programs, establishing goals for short-term and long-term incentive awards, and making executive compensation decisions for executives other than our CEO. Our CEO attends each Committee meeting and participates in the general discussion at those meetings. However, neither the CEO nor any member of management provides any recommendations, nor do they participate in any discussions with the Committee, with respect to the CEO’s compensation.

External Analysis—Peer Group Analysis and Market Surveys.    We use several methods to examine the various elements of our executive compensation program to determine the competitive market and understand current compensation practices. In general, the Committee considers the median of the peer group data described below when establishing base salary, annual incentive and long-term incentive opportunities. However, the Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance and internal equity. The Committee reviews broad-based survey data and also considers key business decisions that can impact compensation.

Compensation Peer Group.    FWC develops and presents peer group data used by the Committee. This independent analysis typically includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of the Company’s similarly ranked Named Executive Officers to the lower, median and upper quartiles of the peer group. The analysis also includes comprehensive modeling of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which the Committee considers when developing the aggregate annual budget for equity compensation awards.

The unique combination of industries represented by our core business creates challenges in identifying comparable companies for executive compensation benchmarking. We select our peer group by examining other companies in terms of industry, size and recruiting in our GICS (Global Industry Classification Standard)

industry group that are of reasonably similar size based on annual revenue, market capitalization, operating income and number of employees. In addition, we look at variances to these metrics based on unique circumstances (for example, the impact of pension income and/or expense). We also consider other companies outside our GICS industry group with which we compete for talent.

We review our peer group at least once per year to ensure it continues to reflect the parameters originally outlined. There were no changes to our compensation peer group used for setting 2011 executive compensation, which consisted of the companies listed below:

NCR’s Compensation Peer Group Companies for 2011
Agilent Technologies, Inc.	Commscope, Inc	Diebold, Incorporated
DST Systems, Inc.	EMC Corporation	Fiserv, Inc.
Harris Corporation	Imation Corp.	Juniper Networks, Inc.
Lexmark International, Inc.	Logitech International SA	NetApp, Inc.
Pitney Bowes Inc.	SanDisk Corporation	Seagate Technology
Symantec Corporation	Tellabs, Inc.	Western Digital Corporation

We believe that the size of these companies, as measured by several metrics, makes them appropriate peers. Based on recent data, as compared to the compensation peer group, the Company’s revenue is between the 50th and 75th percentile, the market capitalization is between the 25th and 50th percentile, and the number of employees is slightly above the 75th percentile.

For 2012, the Committee approved the same peer group as above with the following changes: (1) EMC Corporation was removed because revenue and market capitalization were significantly higher than that of NCR; (2) Imation Corp. and Tellabs, Inc. were removed since both companies were below typical size range and focused generally on the hardware component of the industry; and (3) Fidelity Information Services and Science Applications International Corporation (SAIC) were both added as they are software/services companies of comparable size to NCR.

Broad-Based Market Surveys.    The Company prepares, on an annual basis, an analysis that compares the compensation of our executives against that of similar roles found in broad-based publicly available executive compensation market surveys. The Company provides this analysis to FWC for inclusion in the annual compensation review. In 2011, we used multiple surveys for this analysis, including surveys concentrated on companies in both general and high-tech industries, which included the Company’s competitors and non-competitors. The broad-based surveys are global in nature which enables us to obtain salary structure market data in numerous countries under a consistent methodology to understand market trends and practices. The three surveys utilized were: Towers Watson Compensation Data Base (CDB) – High-Tech Executive Database; Hewitt Total Compensation Management – Executive Survey; and Radford – Global Technology Survey. The surveys covered from 79 to 88 participating companies with a revenue range of $3 billion to either $7 or $10 billion, depending on the survey.

Compensation Benchmarking and Competitive Assessment.    FWC prepared a comprehensive analysis and assessment of the competitive position of the compensation for our executives relative to our peer group companies (and broad-based market survey data when appropriate) which is summarized with respect to our Named Executive Officers as follows:

Name	2011 Compensation Benchmark		Competitive Position of “Target” Compensation	Rationale for Current Competitive Position
	Peer Group Proxy Data	General Survey Data

William Nuti	Chief Executive Officer (100%)	Chief Executive Officer (0%)	At/Above 75th Percentile	Aligned with incumbent’s experience/success leading a $10.0B enterprise (NCR with Teradata) and the Board’s determination to retain a CEO with a proven capability to lead and grow the company.

Robert Fishman	Chief Financial Officer (75%)	Chief Financial Officer (25%)	Below Median	Multi-year plan developed to align with market median based on performance.

John Bruno	2nd Highest Paid (50%)	Chief Operating Officer (50%)	Between Median and 75th percentile	Aligned with incumbent’s vision/leadership delivering innovative product and technology solutions.

Peter Leav	3rd Highest Paid (50%)	Top Sales Role (50%)	At Median	Aligned for achieving “expected” results, with significant upside for exceeding our global sales goals.

Peter Dorsman	4th Highest Paid (50%)	Top Manufacturing Role (50%)	Between Median and 75th percentile	Aligned with incumbent’s vision/ extensive experience delivering market-leading production costs.

Internal Analysis—Tally Sheets and Internal Equity.    In addition to reviewing the market data described above, the Committee also reviews various internal analyses described below.

Tally Sheets.    At each regular Committee meeting considering compensation changes, the Committee reviews tally sheets that show the total compensation opportunity provided to each executive. The tally sheets allow the Committee to review the degree to which current, historic and projected compensation, including unvested equity awards and separation benefits, support the Company’s retention objectives. The Committee uses the data in the tally sheets to gauge actual and projected wealth accumulation levels. The tally sheets are also used to compare year-over-year compensation as part of the process of setting compensation for the next year.

Internal Equity.    In addition to the tally sheets, management prepares an overview of each executive’s base salary, annual incentive targets, and long-term incentive awards in comparison to internal peers. To maintain a fair balance throughout the executive ranks, we strive to ensure a level of consistency in compensation with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s individual performance. For 2011, the total direct compensation (base salary, target value of annual bonus, target value of long-term incentives) of our CEO was approximately 2.5 times the total direct compensation of the next highest-paid Named Executive Officer, John Bruno. The Committee considers this an appropriate ratio, taking into account our CEO’s overall leadership responsibility, the market rate of compensation for CEO talent, the strategic nature of his position as the senior executive leading the organization, the extent and scope of his responsibilities, his performance, and his additional role as Chairman of the Board of Directors.

Analysis of 2011 Compensation Decisions

Annual Base Salary.    We attempt to set base salaries at a level competitive with our peer group. By doing so, we are able to attract and retain top quality executive talent and ensure that our overall fixed costs are kept at a reasonable level. The Committee reviewed and approved the following base salary actions during 2011:

Summary of 2011 Base Salary Actions and Rationale

Name	Base Salary on January 1, 2011	Base Salary Increase %	Effective Date of Recent Base Salary Action	New Base Salary	Rationale for Base Salary Action
William Nuti	$1,000,000	0.0%	August 8, 2005	$1,000,000	No change – competitive
Robert Fishman	$400,000	+12.5%	February 21, 2011	$450,000	Merit increase based on individual performance and market adjustment
John Bruno	$750,000	0.0%	November 29, 2008	$750,000	No change – competitive
Peter Leav	$470,000	+5.3%	February 21, 2011	$500,000	Merit increase based on individual performance;
		+10.0%	November 1, 2011	$550,000	Increase in connection with promotion and increased responsibilities
Peter Dorsman	$405,000	+11.1%	February 21, 2011	$450,000	Merit increase based on individual performance;
		+22.2%	November 1, 2011	$550,000	Increase in connection with promotion and increased responsibilities

Robert Fishman’s Base Salary Action.    In early 2010, Mr. Fishman was promoted to Senior Vice President and Chief Financial Officer. The increase in his base salary in 2011 is part of a multi-year effort to align Mr. Fishman’s pay with market median based on his ongoing performance in his role, and was taken in order to improve the competitive position of Mr. Fishman’s target compensation which remains below median for the CFO role based on our peer group.

Peter Leav’s Promotion and Base Salary Action.    In late 2011, the Company re-organized operations in order to better align organizational structure with the Company’s strategic objectives. Peter Leav was promoted to Executive Vice President, Global Sales, Professional Services and Consumables. We increased Mr. Leav’s base salary to reflect the addition of the Consumables group to his areas of responsibility and to maintain the competitive position of Mr. Leav’s target compensation at, or slightly above, median for his expanded role based on our peer group.

Peter Dorsman’s Promotion and Base Salary Action.    Also as part of the re-alignment, Peter Dorsman was promoted to Executive Vice President, Industry Solutions Group and Global Operations. This promotion gave Mr. Dorsman the added responsibility for the management of the Industry Solutions Group in an effort to drive tighter alignment between Global Operations and our Lines of Business. We increased Mr. Dorsman’s base salary to reflect these increased responsibilities and better maintain his target compensation at, or slightly below, median for his expanded role based on our peer group.

Annual Incentive Plan

Management Incentive Plan (MIP) Description.    Annual bonuses under the MIP, which we refer to as a “MIP Bonus”, are determined on the basis of a combination of the following factors: (i) the Company’s financial performance, (ii) the individual executive’s performance, and (iii) customer satisfaction as determined by surveys of customers taken by a third party.

At the beginning of each year, the Committee establishes a target bonus for each NEO as a percentage of base salary. For example, for 2011, the Committee set the CEO’s target bonus at 150% of base salary (the “Total Target Bonus”). This Total Target Bonus is broken down into two components: a target bonus of 140% of base salary based on a combination of the Company’s performance and the CEO’s individual performance (the “MIP Target Bonus”) and a target bonus of 10% of base salary based on customer satisfaction (the “Customer Success Target Bonus”). The customer success objective is measured through a bi-annual survey of customers conducted by an independent third party.

As discussed below under “2011 Management Incentive Plan Objectives,” the Committee established the Company financial performance goals for 2011 based on non-pension operating income after capital charge (“NPOICC”), which is referred to as the “Core Financial Objective.” The Committee established threshold, target and maximum levels for NPOICC, which, if achieved, would result in a preliminary determination of the MIP Bonus at 25%, 100% or 200% of the MIP Target Bonus, respectively. The Committee also established individual performance goals for each executive, referred to as “Management by Objectives” or “MBOs.” Based on the extent to which an individual NEO satisfies the MBOs, the Committee determines an “individual performance modifier” that is used to increase or decrease the amount of the MIP Bonus as preliminarily determined. This modifier may be up to 150% for exceptional performance, or may be 0% for poor performance with respect to an executive’s MBOs. The Customer Success Bonus payout will be either 10% of base salary if the customer success goal is met or 0% of base salary if the customer success goal is not met.

For 2011, the Committee established incentive targets for the participants in the MIP based on peer group data and positioning within the senior leadership team. The annual cash incentive award opportunity for each of our NEOs is summarized as follows:

Summary of the Management Incentive Plan (MIP) Total Bonus Opportunity for 2011

Name	MIP Bonus Target (as % of base salary)	Customer Success Target (as % of base salary)	Total 2011 Bonus Target	Total Bonus Payout Range
William Nuti	140%	10%	150%	0% to 430%
Robert Fishman	100%	10%	110%	0% to 310%
John Bruno	100%	10%	110%	0% to 310%
Peter Leav	90%	10%	100%	0% to 280%
Peter Dorsman	75%	10%	85%	0% to 235%

By way of illustration, in the case of the CEO, if the Core Financial Objective had been met at the maximum level, this could have generated a preliminary MIP Bonus of 280% (200% of his 140% Bonus Target). If he had achieved the maximum individual performance modifier of 150%, his bonus could have become 420% (150% of 280%). If the customer success goal (10%) had also been met, his total bonus under the MIP could have been 430% of base salary.

The total bonus produced by the application of the formula described above is also subject to a cap based on the Company’s performance. The maximum annual MIP Bonus for the CEO is 1.5% of non-pension operating income (“NPOI”), and the maximum annual MIP Bonus for the other NEOs is 0.75% of NPOI.

2011 Management Incentive Plan Objectives.    For 2011, the MIP was amended to use NPOI rather than “earnings before income taxes” as the performance measure for determining the maximum bonus payable under the MIP. This change was made because we believe that NPOI is a better measure of the Company’s operational performance because it relates directly to those aspects of corporate performance over which management retains control. In order for any MIP Bonus to become payable for 2011 NPOI had to attain a threshold of $333 million. Not only is this payout threshold significantly greater than the 2010 threshold of $280 million, but it is higher than the Company’s actual 2010 NPOI results of $332.7 million. These numbers demonstrate that, even though the Company had shown improved performance in 2010, it required the NEOs to significantly further improve the Company’s performance as a condition of receiving a bonus under the MIP for 2011.

Core Financial Objective.    The Committee established the 2011 NPOICC Core Financial Objective for threshold, target and maximum performance at $235 million, $270 million and $315 million, respectively. These levels are substantially greater than the levels established for 2010, which were $185 million, $230 million and $275 million, respectively. We used NPOICC as the Core Financial Objective because it (i) reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs, (ii) is balanced with driving a strong focus on asset utilization, working capital and cash flow, (iii) is simple to calculate and easily understood by both employees and stockholders, (iv) is a measure that we can track throughout the year, and (v) is a critical measure investors use to gauge our execution of annual operations.

NPOICC is comprised of two separate metrics:    NPOICC = NPOI – Capital Charge.

•	NPOI is our income (loss) from operations as reported under generally accepted accounting principles, excluding the impact of our pension expense and special items.

•	Capital Charge is our “controllable capital” multiplied by ten percent, which represents our annual weighted average cost of capital.

•

“Controllable capital” is our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of property, plant & equipment, other current assets excluding taxes, and capitalized software, minus the sum of accrued payroll and employee benefits liabilities and other current liabilities, excluding taxes and severance.

We exclude the impact of our pension expense and special items since they do not directly relate to an NEO’s performance or the Company’s operational success. We take into consideration capital charges for the year, because these charges represent our cost of capital as used in our operations and corporate activities. By incorporating capital charges into the performance measure, we are able to ensure the NEOs consider the long- and short-term impact of their decisions. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current assets. As a result, we expect the core financial objective to motivate the NEOs to prudently manage our assets as they work to increase revenue and lower operating costs.

Management by Objectives.    The Committee established multiple MBOs for each participating NEO as described below.

Customer Success.    Each participating NEO was assigned a 10% customer success cash award target opportunity.

2011 MIP Performance Results and Payouts.    Following is a summary of the MIP results and the incentive award payouts approved for each participating NEO for the 2011 performance year. NPOI for the year was $407.0 million (excluding the results of the Radiant Systems, Inc. acquisition and the reclassification of our Healthcare business to discontinued operations), which exceeds the threshold NPOI objective of $333.0 million for the 2011 performance year that was a condition to any payout under the MIP.

Summary of Management Incentive Plan (MIP) Performance Objectives for 2011

	2011 Performance Objectives			2011 Performance Results	2011 MIP Payout Funded
MIP Discretionary Objectives	Threshold (25% funded)	Target (100% funded)	Maximum (200% funded)
Core MIP Objective (NPOICC)	$235.0M	$270.0M	$315.0M	NPOI Results $407.0M - Capital Charge ($109.8M) NPOICC Results $297.2M	160.4% of Target
Customer Success Objective	Payout linked to the Company’s overall Customer Satisfaction Survey Results			Exceeded Expectations	100%

2011 MBOs and Payouts.    Following is a summary of the MBOs established by the Committee and the MIP payouts approved for each participating NEO for the 2011 performance year.

William Nuti’s 2011 MBO Objectives:

Successful strategic repositioning and corporate transformation as reflected in increased market share, quality of revenue and earnings, increased geographic diversification, capital efficiency and increased stockholder return.

The Committee determined that Mr. Nuti’s 2011 individual performance modifier will be 115% to reflect his individual performance relative to achievement of his stated 2011 MBOs. This determination was based on the following factors:

•	Strong financial performance and stockholder value creation
•	Successful margin expansion
•	Acquisition and integration of Radiant Systems, Inc.
•	Completion of the strategic alliance with Scopus in Brazil
•	Strong end of year order backlog
•	Significant executive talent development

Robert Fishman’s 2011 MBO Objectives:

•	Days Revenue Receivable Outstanding
•	Days Billing Outstanding
•	Loss on Accounts Receivable
•	Expense to Revenue Ratio
•	Free Cash Flow Plan
•	Effective Tax Rate
•	Forecast Accuracy
•	Continuous Improvement and Quality

The Committee determined that Mr. Fishman’s 2011 individual performance modifier will be 85% to reflect his individual performance relative to achievement of his stated 2011 MBOs. This determination was based on the following performance factors: exceeded expectations on the Continuous Improvement target; achieved target performance on most other objectives, except forecasting the loss on accounts receivable and free cash flow forecast accuracy where the performance was below expectations.

John Bruno’s 2011 MBO Objectives:

•	Revenue Growth
•	Emerging Industries Revenue Growth
•	Labor Cost Management
•	Forecast Accuracy
•	Quality
•	Cost Reduction Value Engineering (CRVE)

The Committee determined that Mr. Bruno’s 2011 individual performance modifier will be 90% to reflect his individual performance relative to achievement of his stated 2011 MBOs. This determination was based on the following performance factors: achieved target performance for labor cost management and forecast accuracy; slightly below target on revenue growth and CRVE.

Peter Leav’s 2011 MBO Objectives:

•	Direct Quota-carrying Headcount
•	Revenue Growth
•	Emerging Industries Growth
•	Book to Bill Target
•	Forecast Accuracy

The Committee determined that Mr. Leav’s 2011 individual performance modifier will be 100% to reflect his individual performance relative to achievement of his stated 2011 MBOs. This determination was based on the following performance factors: consistently achieved on all objectives throughout the year.

Peter Dorsman’s 2011 MBO Objectives:

•	Labor Cost Management
•	Inventory
•	Cost of Quality
•	Forecast Accuracy
•	Quality
•	Continuous Improvement Target
•	Cost Reduction Value Engineering (CRVE)

The Committee determined that Mr. Dorsman’s 2011 individual performance modifier will be 105% to reflect his individual performance relative to achievement of his stated 2011 MBOs. This determination was based on the following performance factors: exceeded expectations on inventory, cost of quality and the continuous improvement target; met expectations on labor cost management; and slightly below target for CRVE.

Summary of Management Incentive Plan (MIP) Participation and Payout for 2011

Name	2011 Target MIP Payout	2011 MIP Payout Earned as % of Target	2011 Funded MIP Payout (Before IPM)	2011 Individual Performance Modifier	2011 MIP Payout (After IPM)	2011 Customer Success Payout (10% Target)	2011 Total Bonus Payout
William Nuti	$1,400,000	160.4%	$2,245,600	115%	$2,582,440	$100,000	$2,682,440
Robert Fishman	$450,000	160.4%	$721,800	85%	$613,530	$45,000	$658,530
John Bruno	$750,000	160.4%	$1,203,000	90%	$1,082,700	$75,000	$1,157,700
Peter Leav	$457,500	160.4%	$733,830	100%	$733,830	$50,833	$784,663
Peter Dorsman	$350,000	160.4%	$561,400	105%	$589,470	$46,667	$636,137

Annual Long-Term Incentive Plan

Our LTI program ensures that a large portion of total compensation for executives is directly aligned with Company performance and changes in stockholder value that are driven by Company performance. Our LTI programs consist of both equity awards and the EPP program (described below), which is a long-term cash performance plan.

2011 Annual LTI Equity Awards.    The use of equity for our long-term incentive plan (i) unites all executives in a common set of performance goals which creates commonality of interests with stockholders, and (ii) enhances the long-term retention aspect of the overall compensation program by requiring executives to remain employed over a multi-year period until awards fully vest before the wealth creation can be “realized” by an executive.

Award Mix and Performance Period.    The 2011 annual equity awards are 75% performance-based restricted stock units and 25% time-based restricted stock units. This mix is consistent with our objective to keep a significant portion of our variable compensation as performance-based and provides the appropriate alignment with stockholder interests, while balancing the need to maintain a certain level of retention. We continued

utilizing a two-year performance period, but modified the design to link the initial calculation of the shares earned primarily to the performance objectives established for the 2011 fiscal year, with a potential reduction in the number of shares based on the Company’s performance in the 2012 fiscal year if results are not sustained over the performance period. In addition, the awards were subject to a 2011 performance target of 20% Return on Capital. Unless this performance target is achieved, there is no payout of these awards. Return on Capital is calculated by dividing the NPOI results by the Controllable Capital, which represents the working capital that the management team has deployed at any given time. Establishing a Return on Capital performance target at 20% each year is a significant hurdle necessary to ensure no payout occurs if the Company does not generate enough Return on Capital during the performance period to sustain and grow the business. This practice serves to mitigate risk in a challenging year and also protects the interests of our stockholders.

Award Levels.    Each year the Committee develops a budget for the aggregate long-term incentives to be granted on a Company-wide basis in terms of accounting expense and stockholder dilution. It then determines the appropriate level of award for each position in order to meet the competitive market for that position, reserving a number of shares for new hires and promotions. One of the Committee’s goals is to use equity compensation carefully so that the Company’s dilution overhang and equity award burn rates are in line with our peer group company practices. Generally, the 2011 award levels for our Named Executive Officers were between the median and 75th percentile of the market data.

Performance Conditions and Vesting.    The calculation of the number of shares earned as part of the 2011 performance-based Annual LTI award is based on NPOICC, which is the same metric used for the 2011 MIP annual bonus plan, with two important differences. First, the maximum payout is set at 150% of the target award (vs. 200% maximum payout under MIP). Second, the 2011 performance-based Annual LTI award payout will be further adjusted based on the NPOICC results achieved during the 2012 fiscal year if the payout earned for 2011 is more than 100% of the target award. In this case, the Company must also achieve NPOICC results for the 2012 fiscal year at least equal to the target results for the 2011 fiscal year. Otherwise, the actual payout will be reduced to the target number of shares granted (representing a 100% payout). This two-year performance period structure ensures that if an above target payout is earned in year one, target results must also be sustained during year two of the performance period in order to protect any above target payout. If a payout is earned for the 2011 performance-based Annual LTI Award, the shares earned will vest on March 3, 2014 (which is the case for both the performance-based and time-based components of the 2011 Annual LTI Award), subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

As previously stated, the NPOICC result achieved for 2011 was $297.2 million, resulting in a maximum earned payout of 150% of the target number of performance shares, provided that the 2012 NPOICC results achieved are greater than or equal to $250.0 million (representing the target level of performance for the 2011 performance-based LTI award).

To provide a sense of how challenging these objectives are, below is a historical view of how the Company has paid out on the annual performance-based restricted stock units awards granted.

	Annual LTI Award Performance Goals, Results and Payouts

Award Year	Performance Period	NPOICC Performance Goals And Payout Range	NPOICC Results	Final Payout(1)	Return on Capital
2011	1/1/2011 to 12/31/2012	$200.0M to $290.0M	$297.2M	150.0% or 100.0%	37.0%
2010	1/1/2010 to 12/31/2011	$310.0M to $450.0M	$526.2M	150.0%	34.6%
2009	1/1/2009 to 12/31/2009	$232.5M to $327.5M	$ 216.1M	0%	34.0%
2008	1/1/2008 to 12/31/2010	$825.0M to $1,005.0M	$ 787.3M	0%	37.0%

(1) The payment for the 2011 annual performance-based LTI award is contingent upon the Company’s final NPOICC performance results for 2012, where the final payment will be 150% if the 2012 NPOICC results are greater than or equal to $250.0 million, or the final payment will be 100% if the 2012 NPOICC results are less than $250.0 million.

2011 Ad Hoc LTI Awards.    Equity awards granted outside the annual award process, known as “ad hoc” awards, are also generally granted in the form of either performance-based or time-based restricted stock units.

While the performance results achieved for the 2008 and 2009 performance-based Annual LTI awards were very strong during a challenging economic environment, the threshold level of performance was not met for each award and, as a result, the Company’s management team forfeited the performance-based awards granted under the 2008 and 2009 Annual LTI programs (each of which were scheduled to vest in 2011). Many of these executives are critical to the long-term success of the Company and the Committee determined it was in the stockholders’ best interests to provide some level of long-term compensation given the potential retention risks that were assessed at that time for top talent who are critical to the long-term success of the Company.

Therefore, in January 2011, the Committee granted special awards to a very select group of employees, including three of our NEOs. The award amounts were determined based on the executive’s overall contribution to achieving the Company’s strategic objectives, the Committee’s assessment of the amount and timing of equity value that each executive is expected to realize during his tenure with the Company, and the intrinsic value of any other outstanding awards held by the executive that provide ongoing retention value. Each of the special awards was granted in the form of time-based restricted stock units that will vest 100% on February 7, 2013, with the exception of the special award granted to the CEO that will vest 100% on February 7, 2014. These special awards are subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

The long-term equity incentive awards to the Named Executive Officers during 2011 are summarized as follows:

	Summary of Long-Term Incentive Awards Granted under the SIP in 2011(1)

	2011 Annual LTI Award Value			Ad Hoc LTI Award Value		Total 2011 LTI Award Value Granted
Name	Performance-Based RSU Value (75%)	Time-Based RSU Value (25%)	Total Annual LTI Award Value	Promotional/ New-Hire Award	Retention/ Recognition Awards
William Nuti	$3,000,000	$1,000,000	$4,000,000	—	$1,800,000	$5,800,000
Robert Fishman	$421,875	$140,625	$562,500	—	$70,000	$632,500
John Bruno	$1,265,625	$421,875	$1,687,500	—	—	$1,687,500
Peter Leav	$675,000	$225,000	$900,000	—	—	$900,000
Peter Dorsman	$562,500	$187,500	$750,000	—	$405,000	$1,155,000

(1)  Represents the LTI “award value” granted in 2011. Refer to the 2011 Grants of Plan-Based Awards Table on page 44 of this proxy statement for the grant date fair value for each award.

2011 Economic Profit Plan.    The Economic Profit Plan (“EPP”) was approved by our stockholders at the 2011 Annual Meeting. It was intended to replace a portion of the 2011 LTI program that otherwise would have been granted as restricted stock units to the NEOs (75% performance-based and 25% time-based). The EPP is designed to further link the incentive compensation of the management team to the long-term, sustainable creation of stockholder value, and strike a balance with the dilution that can occur with equity based awards.

The metric used under the EPP is the Company’s 2011 “economic profit,” which is defined as the (1) Company’s NPOI reduced by (2) the Company’s weighted average cost of capital (“WACC”) multiplied by controllable capital. WACC means the sum of (a) the product of (i) the cost of equity, and (ii) the weighted market value of common shares outstanding, and (b) the product of (i) the cost of debt, and (ii) the weighted market value of the long-term debt and short-term debt.

The following table outlines the differences in methodology for the calculation of NPOICC used as the performance measure for the annual MIP and LTI plans vs. the calculation of Economic Profit for the EPP:

Calculation Elements	NPOICC Calculation Methodology	Economic Profit Calculation Methodology
NPOI	-Excludes impact of Acquisitions, Divestitures and Discontinued Operations	-Includes impact of Acquisitions, Divestitures and Discontinued Operations
Controllable Capital	-Excludes impact of Acquisitions, Divestitures and Discontinued Operations -Excludes Unfunded Pension Debt	-Includes impact of Acquisitions, Divestitures, and Discontinued Operations -Excludes Unfunded Pension Debt
WACC	-Static (reset “Annually” based on changes in the Company’s capital structure)	-Dynamic (reset “Quarterly” based on changes in the Company’s capital structure)

The Committee chose “economic profit” as the metric under the EPP because the EPP is a form of profit sharing plan, and economic profit is a more accurate way to determine profit over time than NPOICC. NPOICC is used in connection with the Company’s annual and long-term incentives that set specific targets. NPOICC excludes acquisitions and uses a static WACC calculation to ensure that goals can be established at the beginning of the performance period and do not need to be adjusted to take into account transactions that occur or changes in the cost of capital during the performance period. The EPP does not establish goals. Instead, it shares profit with participants, but delays payments and subjects the amount of payments earned in one year to adjustment for future years’ performance. As a result, transactions can be included when they are complete and WACC can be averaged each year to more closely align the overall program with the actual transactions and actual costs of capital. The impact of any particular transaction or change in cost of capital is smoothed out over the years through the bonus banking mechanism described in more detail below.

In 2011, the Committee assigned to each executive participating in the EPP a specified percentage of the Company’s economic profit. The maximum carried interest that an NEO or other participant may receive under the EPP for any performance year is 5%. This specified percentage is referred to as a participant’s “carried interest” in the Company’s economic profit and represents the opportunity to receive annual cash payouts. Each year, a participant receives a “bonus credit” award equal to his or her carried interest percentage of economic profit for that year. The bonus credit is credited to the participant’s account, known as a “Bonus Bank,” under the EPP. This credit can be positive or negative.

If the Company passes a cash flow test each year, participants receive a payout equal to 33% of the balance of their Bonus Banks on August 1 of the following year, beginning with August 1, 2012. Under this cash flow test, the Company’s “net cash provided by operating activities” (as defined under GAAP) for the year must be equal to or exceed one percent of the Company’s total revenue. If the Company does not pass this cash flow test, the amount that would otherwise have been paid out will remain in the participant’s Bonus Bank, without interest. Additionally, if a participant would receive a bonus under the EPP in excess of ten million dollars in any calendar year, the amount of the bonus in excess of ten million dollars will not be paid in such year. The excess amount will remain in the participant’s Bonus Bank, without interest.

A participant forfeits the amount held in his or her Bonus Bank in the event of a voluntary termination of employment without good reason or an involuntary termination of employment for cause. However, there are special rules in the event of retirement, death, disability, involuntary termination without cause, termination for good reason, or a termination following a qualifying change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

Consistent with Section 162(m) of the Internal Revenue Code (the “Code”), the Committee may not increase the originally established carried interest of a participant during a performance year. However, the Committee retains the discretion to reduce the bonus credit to a participant’s Bonus Bank or to reduce the amount credited to a participant’s Bonus Bank. Such reductions could be based on the Company’s performance against its financial and strategic objectives, a business unit’s performance against its annual financial and operational goals, and the executive’s performance against their individual MBOs.

There are several advantages to this plan design. First, it recognizes that internally established targets are by definition difficult to calibrate given the volatility in the economic environment, whereas EPP pays on absolute economic value created. Additionally, the deferred payouts operate as a retention device. Finally, the potential negative impact of poor performance in future years on future payments aligns the interests of the participants with the long-term interests of stockholders.

2011 Economic Profit Results, EPP Bonus Credit Awards and Payouts.    Economic profit for the 2011 performance year was $321.3 million. Also, the Company exceeded the cash flow test requirement under the EPP since cash flow from operations of $375.0 million was greater than 1% of total revenues for 2011 (or $54.4 million).

Summary of Economic Profit Calculation and EPP Cash Flow Test Results for 2011

Economic Profit Calculation				EPP Cash Flow Test
NPOI (as reported)		$433.5M		Cash Flow from Operations	$375.0M
Controllable Capital	$1,100.1M			Total Revenues	$5,443.0M
WACC (four quarter average)	10.2%			Cash Flow Hurdle Rate (% of Total Revenues)	1.0%
Less: Capital Charge		($112.2M	)	Cash Flow Hurdle Amount	$54.4M
Economic Profit		$321.3M		Cash Flow Test Achieved

The participation level of each Named Executive Officer and the amounts earned under the EPP for the 2011 performance year are summarized as follows:

Summary of 2011 Economic Profit Plan Participation, Bonus Credit Award and Cash Payout Earned

Name	2011 Economic Profit Plan Participation	2011 EP Bonus Credit Award Earned (Before Payout)	2011 EP Cash Payout Earned(1)	2011 EPP Bank Balance (After Payout)
William Nuti	1.50% Carried Interest	$4,819,500	$1,590,435	$3,229,065
Robert Fishman	0.15% Carried Interest	$481,950	$159,044	$322,906
John Bruno	0.30% Carried Interest	$963,900	$318,087	$645,813
Peter Leav	0.15% Carried Interest	$481,950	$159,044	$322,906
Peter Dorsman	0.15% Carried Interest	$481,950	$159,044	$322,906

(1)  Represents 33.0% of the Bonus Bank and will be paid in August, 2012.

Update on Prior Performance-Based Restricted Stock Unit Awards

2008 Performance-Based Restricted Stock Units.    In 2008, The Committee granted performance-based restricted stock units to Messrs. Nuti, Fishman and Dorsman. The awards were granted with a three-year performance period that commenced January 1, 2008 and ended December 31, 2010. The awards had a performance target of 20% Return on Capital. In exercising its discretion to determine the payout for the award, the Committee considered the extent to which we achieved certain levels of NPOICC during the performance period. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2011, the Committee certified that no payout for the 2008 performance-based restricted stock units would occur since the Company did not achieve the threshold level of NPOICC performance during the 2008 to 2010 performance period.

2009 Performance-Based Restricted Stock Units.    In 2009, the Committee granted performance-based restricted stock units to Messrs. Nuti, Fishman, Bruno, Leav and Dorsman. The awards were granted with a one-year performance period that commenced January 1, 2009 and ended December 31, 2009. The awards had a performance target of 20% Return on Capital. In exercising its discretion to determine the payout for the award, the Committee considered the extent to which we achieved certain levels of NPOICC during the performance period. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2010, the Committee certified that no payout for the 2009 performance-based restricted stock units would occur since the Company did not achieve the threshold level of NPOICC performance during the 2009 performance period.

2009 Performance-Based Restricted Stock Unit Retention Awards.    In 2009, the Committee granted performance-based restricted stock units to Messrs. Bruno, Leav and Dorsman. The awards were granted with an eighteen-month performance period that commenced July 1, 2009 and ended December 31, 2010. The awards had a performance target of NPOI of $300 million, which if achieved, would result in 100% of the award vesting. In February 2011, the Committee certified that the performance condition for these awards was achieved. These awards will vest on August 1, 2012, subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

2010 Performance-Based Restricted Stock Units.    In 2010, the Committee granted performance-based restricted stock unit to Messrs. Nuti, Fishman, Bruno, Leav and Dorsman. The awards were granted with a two-year performance period that commenced January 1, 2010 and ended December 31, 2011. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2012, the Committee certified that the performance condition for these awards was achieved at 150% of target. The awards also had a threshold performance target of 20% Return on Capital (which was also achieved). These awards will vest on December 31, 2012, subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

2012 Annual Long-Term Incentive Program

2012 Annual LTI Awards.    The design of the 2012 Annual LTI awards remains consistent with the 2011 design. The 2012 Annual LTI awards are 75% performance-based restricted stock units and 25% time-based restricted stock units. This mix balances our desire to keep a significant portion of pay “performance-based” with the need to maintain a certain level of retention value. The performance-based awards are subject to a two-year performance period. The number of shares earned as part of the 2012 LTI award will be determined initially based on the NPOICC achieved during the 2012 fiscal year (between a threshold, target and maximum payout objective), and to the extent the number of shares earned exceeds 100% (or a payout above target), the number of shares earned will be further adjusted based on the NPOICC achieved during the 2013 fiscal year. In this case, the Company must also achieve NPOICC results for the 2013 fiscal year at least equal to target NPOICC set for the 2012 fiscal year, or the final payout will be reduced to “target” (or a payout equal to 100% of the target number of shares granted). If a payout is earned for the 2012 performance-based restricted stock units, the shares earned will vest 50% on February 28, 2015 and 50% on October 28, 2015. The time-based awards will vest 100% on February 28, 2015. Both the performance-based and time-based portions of the 2012 Annual LTI award are subject to the executive’s continued employment with the Company on the vesting date along with certain other rules in the event of retirement, death, disability, termination without cause, termination for good reason and change in control which are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

2012 Economic Profit Plan.    Adopted in 2011, the EPP replaces a portion of the 2012 Long-Term Incentive award value granted to the CEO and other executives that would otherwise be granted as restricted stock units under the Stock Incentive Plan. Each participating executive will receive a carried interest in the EPP that provides an opportunity for a cash payout based on the economic profit earned under the plan which will be determined based on NPOI after a reduction for our WACC multiplied by our controllable capital.

The long-term incentive awards granted to each Named Executive Officer for the 2012 fiscal year are summarized as follows:

	Summary of Long-Term Incentive Awards Granted in 2012(1)

	2012 Annual LTI Award Value Granted			2012 Economic Profit Plan Participation
Name	Performance-Based RSU Value (75%)	Time-Based RSU Value (25%)	2012 Total Annual LTI Award Value
William Nuti	$3,375,000	$1,125,000	$4,500,000	1.25% Carried Interest
Robert Fishman	$450,000	$150,000	$600,000	0.15% Carried Interest
John Bruno	$750,000	$250,000	$1,000,000	0.30% Carried Interest
Peter Leav	$750,000	$250,000	$1,000,000	0.30% Carried Interest
Peter Dorsman	$750,000	$250,000	$1,000,000	0.30% Carried Interest

(1)  Represents the LTI “award value” approved by the Committee for each award.

Executive Perquisites

Our executives are eligible for a limited offering of perquisites, which do not comprise a significant amount of our executive compensation program. They include financial counseling, executive medical exam, occasional hotel accommodations for and use of aircraft by our CEO, security expenses and relocation benefits. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities with less concern for the situations covered by these perquisites. A more detailed description of these perquisites and the incremental costs to the Company associated with providing each of these perquisites to the NEOs are contained in the Perquisites Table and the footnotes to the Perquisites Table on page 41 of this proxy statement.

The Committee has discontinued all tax reimbursements (or tax gross-ups), with the exception of those provided in connection with relocations required by the Company, which are generally also provided to all non-executive employees.

Retirement Benefits

All of our U.S. defined benefit plans were closed to new entrants in 2004 and benefits were frozen as of December 31, 2006. The actuarial present values of the accumulated pension benefits as of the end of 2011 to Messrs. Fishman and Dorsman, our only NEOs who are entitled to benefits under our defined benefit pension plans, as well as other information about each of our plans in which our NEOs participate, are reported in the Pension Benefits Table and the narrative to that table beginning on page 47 of this proxy statement.

The Company maintains the NCR Savings Plan, a 401(k) plan, to which it made matching contributions in 2011 in amounts equal to 50% of the first 4% of each participant’s eligible pay which is currently set at $245,000 per year. In February 2012, the Company also made a special discretionary contribution to the 401(k) plan in an amount equal to 25% of the matching contribution credited to each participant’s account for the 2011 plan year.

Change in Control Arrangements

If, in the future, the Company considers potential transactions that could result in a change in control of the Company, we want to ensure that key members of management have incentives to remain during this process and evaluate potential transactions in an independent and objective manner that may maximize stockholder value. In 2006, we adopted a Change in Control Severance Plan. As described in the discussion of the “Change in Control Arrangements” on page 50 of this proxy statement, benefits under the Change in Control Severance Plan are paid only if both a qualifying change in control and a qualifying termination of employment occur (a “double trigger”).

The Change in Control Severance Plan provides for separation payments and benefits to certain of our executives based on the plan level assigned by the Committee. For the CEO the cash severance payout multiple is 300% and for the other NEOs it is 200%. There are no tax gross-ups under the plan, except in the case of participants who entered the plan prior to January 28, 2010. The tax gross-up only applies if the aggregate parachute value of all severance and other change in control payments to the participant exceeds 110% of the maximum amount that could be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of a participant’s payments would not exceed the 110% threshold, then the participant’s payments would be reduced to the extent necessary to avoid imposition of the excise tax.

Additional details regarding the payments and benefits provided to the Named Executive Officers upon satisfaction of the double-trigger are described in the Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement.

Severance Benefits

To ensure that we offer competitive executive compensation programs, we believe it is important to provide reasonable severance benefits to our executives, including the NEOs. We do not have individual severance arrangements with our NEOs other than Mr. Nuti. The severance arrangement for Mr. Nuti was provided as a result of negotiations at the time of his hire in order to attract him to the Company. The severance arrangement for Mr. Leav under his offer letter dated December 28, 2008, expired on January 26, 2011. Messrs. Bruno, Dorsman, Fishman and Leav are currently covered under our standard severance policy that provides severance benefits if their position is eliminated due to a reduction-in-force pursuant to the NCR Reduction-In-Force Plan (the U.S. RIF Plan), which is offered to all U.S. employees. Generally, the U.S. RIF Plan provides employees with severance benefits if their employment is terminated in connection with a business restructuring (unless the termination is for cause, in which case no severance benefits are provided). The payments and other benefits provided under the U.S. RIF Plan are intended to compensate for the fact that it may be difficult for these individuals to find comparable employment within a short period of time following an event triggering the benefits under the plan. A description of the U.S. RIF Plan as well as the estimated payments and benefits payable to the Named Executive Officers assuming an event triggering benefits under the plan as of December 31, 2011, are reported in the discussion of Potential Payments Upon Termination or Change in Control section beginning on page 50 of this proxy statement. A description of the severance arrangement with our CEO is described in detail in the “Agreements with our Named Executive Officers” section on page 41 of this proxy statement.

Equity Award Grant Process

All equity awards granted as part of annual total compensation for executive officers and other employees are made on specific cycle dates, typically in February and are approved in advance by the Committee. In addition to annual grants, we also make ad hoc equity award grants to new hires, in connection with promotions, or for retention purposes, generally on the first day of the month following approval of the award. Ad hoc equity awards made to our Section 16 Officers must be approved in advance by the Committee. Ad hoc equity awards for all employees other than Section 16 Officers are approved by our CEO and, in the case of ad hoc equity awards with a value of over $250,000, also by the Senior Vice President of Human Resources. Grants of equity awards made pursuant to this delegation are reviewed annually with the Committee.

The number of shares of restricted stock, restricted stock units or options granted is determined by converting the dollar value approved by the Committee into a specific number of shares. Prior to 2012, for restricted stock and restricted stock units, the approved dollar value was divided by the average of the closing price of NCR common stock for the 20 trading days preceding the grant date. In the case of options, the approved dollar value was divided by the average of the closing price of NCR common stock for the 20 trading days preceding the grant date and then divided by the current year’s Black-Scholes valuation factor. The equity approval process was revised in October 2011 to provide that, for equity awards granted on and after January 1, 2012, the number of shares of restricted stock or restricted stock units and the number of stock options is determined based on the closing price of NCR common stock on the date of grant. The exercise price for stock option awards continues to be the closing price of NCR common stock on the date of grant, or if granted on a non-trading day, the closing price on prior trading day.

Compensation Recovery Policy.    Under our Compensation Recovery Policy (or claw back policy), each executive officer must repay or forfeit, as directed by the Committee, any annual incentive, long-term incentive, equity-based award or other performance-based award received by him or her if:

•

the payment, grant or vesting of such compensation was based on the achievement of financial results that were the subject of a restatement of the Company’s financial statements, as filed with the Securities and Exchange Commission;

•	the need for the restatement was identified within 3 years after the date of the first public issuance or filing of the financial results that were subsequently restated;

•	the Committee determines in its sole discretion that the executive officer’s negligence, fraud or misconduct caused or contributed to the need for the restatement; and

•

the Committee determines in its sole discretion that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Committee determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer must, to the fullest extent permitted by law and as directed by the Committee: (i) forfeit any outstanding equity-based awards; and (ii) repay the amount received upon settlement of any time-based equity awards or any gains realized upon the exercise of stock options.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executives to ensure that our executives maintain an equity interest in the Company at a level sufficient to assure our stockholders of our executives’ commitment to value creation. In October 2011, we amended these guidelines to increase the stock ownership guideline for the CEO from the prior level of three times base salary to six times base salary. The stock ownership guidelines for the other NEOs remain equal to two times base salary. All NEOs have a five year period from the date of hire or, if applicable promotion, to achieve the stock ownership guidelines. For these purposes, stock ownership includes shares owned outright by the executive, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR common stock through the Company’s Section 401(k) savings plan, the NCR Savings Plan (the “Savings Plan”). Stock options are not taken into consideration in meeting the ownership guidelines.

As of December 31, 2011, all of our Named Executive Officers met or exceeded these guidelines.

Named Executive Officer	Stock Ownership Guideline (multiple of base salary)	Stock Ownership Achieved (as of December 31, 2011)
William Nuti	6.0 times	20.3 times
Robert Fishman	2.0 times	4.8 times
John Bruno	2.0 times	10.1 times
Peter Leav	2.0 times	7.4 times
Peter Dorsman	2.0 times	7.6 times

Company Policy on Hedging

The Company’s Insider Trading Policy prohibits employees from trading in derivative securities of the Company. For this purpose, “derivative securities” is defined as including publicly traded options, short sales, puts, calls, strips or similar derivative securities whether or not issued directly by the Company or by any stock exchange.

Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. While we generally try to ensure the deductibility of the incentive compensation paid to our executives, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s proxy statement to be filed in connection with the Company’s 2012 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 17, 2012

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair

Gary J. Daichendt, Member

Robert P. DeRodes, Member

COMPENSATION TABLES

The Summary Compensation Table below shows the total compensation paid to or earned by each of our Named Executive Officers with respect to the fiscal years ending December 31, 2011, 2010, and 2009.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)(3)	All Other Compensation ($) (i)(4)	Total ($) (j)
William Nuti	2011	1,000,000	—	6,303,479	—	4,272,875	—	129,189	11,705,543
Chairman of the Board,	2010	1,000,000	—	8,113,247	1,403,217	1,500,000	—	154,434	12,170,898
Chief Executive Officer and President	2009	1,000,000	—	5,770,987	—	—	—	184,932	6,955,919
Robert Fishman	2011	443,056	—	680,954	—	817,574	60,709	56,507	2,058,800
Senior Vice President and	2010	368,000	100,000	1,003,611	102,054	393,507	18,886	354,193	2,340,251
Chief Financial Officer	2009	240,000	—	200,859	—	—	22,373	6,085	469,317
John Bruno	2011	750,000	—	1,807,251	—	1,475,787	—	23,424	4,056,462
Chief Technology Officer	2010	750,000	650,000	4,010,740	357,183	737,825	—	23,424	6,529,172
and Executive Vice President, Corporate Development	2009	750,000	650,000	1,482,131	—	—	—	24,904	2,907,035
Peter Dorsman	2011	460,417	—	1,257,656	—	795,181	71,170	88,003	2,672,427
Executive Vice President,	2010	401,250	—	1,072,674	184,970	358,583	32,785	100,368	2,150,630
Industry Solutions Group and Global Operations	2009	380,000	50,000	898,141	—	—	34,820	126,225	1,489,186
Peter Leav	2011	504,861	—	963,855	—	943,707	—	22,983	2,435,406
Executive Vice President,	2010	471,250	—	1,586,937	184,970	420,560	—	11,876	2,675,593
Global Sales, Professional Services and Consumables	2009	417,945	—	1,422,038	1,017,874	—	—	196,860	3,054,717

(1)  This column shows the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). Assuming achievement of the highest level of performance, the aggregate grant date fair value of the performance-based restricted stock units granted in 2011 is as follows: Nuti: $4,819,297; Fishman: $677,726; Bruno: $2,033,160; Leav: $1,084,354 and Dorsman: $903,635. The executives forfeited a portion of the performance-based restricted stock units reflected in the “Stock Awards” column for 2009 because the Company did not achieve certain performance levels during the applicable year. For 2009, the grant date fair values of the awards forfeited are as follows: Nuti: $3,522,552; Fishman: $118,047; Bruno: $843,166; Leav: $783,074 and Dorsman: $472,169. For additional information about awards made in 2011, see the Grants of Plan-Based Awards table on page 44 of this proxy statement.

(2)  A significant amount of the compensation for the Named Executive Officers is at-risk and is earned based on Company and individual performance against pre-determined financial and strategic objectives. The amounts reported for 2011 show amounts earned under the Management Incentive Plan (“MIP”) and the amounts credited under the Economic Profit Plan (“EPP”), adopted in 2011. The amounts reported in 2011 are comprised of MIP: Nuti $2,682,440, Fishman $658,530, Bruno $1,157,700, Dorsman $636,137 and Leav $784,663, plus EPP: Nuti $1,590,435, Fishman $159,044, Bruno $318,087, Dorsman $159,044 and Leav $159,044 . The amounts reported in 2010 show only payments made under the MIP. No payments were made under the MIP in 2009. For more information regarding the MIP and the EPP see the “Annual Incentive Plan” and “Long-Term Incentive Plan” sections of the Compensation Discussion and Analysis on pages 25 and 28 respectively of this proxy statement.

(3)  The amounts reported in this column consist of the aggregate change in actuarial values of the accumulated pension benefit under the Company’s various qualified and nonqualified defined pension benefit plans, which are applicable only to Messrs. Fishman and Dorsman.

(4) The amounts reported in this column consist of the aggregate incremental cost to the Company of the perquisites provided to the Named Executive Officers, contributions made by the Company to the Savings Plan on behalf of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and tax reimbursements made to the Named Executive Officers in connection with relocation expenses. Additional details regarding the amounts are included in the two supplemental tables, 2011 All Other Compensation Table and 2011 Perquisites Table below.

All Other Compensation Table

The table below shows the value of perquisites, tax reimbursements, insurance premiums paid by the Company with respect to life insurance, and Company contributions to the Savings Plan made on behalf of each of the Named Executive Officers.

Name	Year	Perquisites and Other Personal Benefits ($) (a)(1)	Tax Reimbursements ($) (b)(2)	Insurance Premiums ($) (c)(3)	Company Contributions to Savings Plan ($) (d)(4)	Total ($)
William Nuti	2011	122,195	—	2,280	4,714	129,189
	2010	147,440	—	2,280	4,714	154,434
	2009	176,328	—	2,736	5,868	184,932
Robert Fishman	2011	44,269	9,711	912	1,615	56,507
	2010	254,782	95,769	912	2,730	354,193
	2009	—	—	1,094	4,991	6,085
John Bruno	2011	17,000	—	1,710	4,714	23,424
	2010	17,000	—	1,710	4,714	23,424
	2009	17,000	—	2,736	5,168	24,904
Peter Dorsman	2011	82,366	—	923	4,714	88,003
	2010	94,788	—	866	4,714	100,368
	2009	119,339	—	1,733	5,153	126,225
Peter Leav	2011	17,000	—	1,083	4,900	22,983
	2010	7,118	—	1,083	3,675	11,876
	2009	162,518	31,446	—	2,896	196,860

(1)  The amounts in this column reflect the aggregate incremental cost to the Company for the perquisites and other personal benefits described in the Perquisites Table below.

(2)  In 2011 Mr. Fishman received $9,711 in tax reimbursements in connection with relocation benefits provided to him.

(3)  The amounts in this column reflect the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers.

(4)  The amounts in this column reflect contributions made by the Company to the Savings Plan on behalf of each of the Named Executive Officers. The Company also provides such contributions on behalf of its non-executive employees.

Perquisites Table

The table below shows the aggregate incremental cost of perquisites provided to the Named Executive Officers during the years indicated in the table. For additional details on items in this table see the “Executive Perquisites” section in the Compensation Discussion and Analysis on page 35 of this proxy statement.

Named Executive Officer	Year	Corporate Aircraft Usage ($) (a)(1)	Lodging ($) (b)(2)	Security ($) (c)(3)	Relocation ($) (d)(4)	Executive Medical Program ($) (e)(5)	Financial Planning Allowance ($) (f)(6)	Total ($)
William Nuti	2011	16,642	4,902	83,651	—	5,000	12,000	122,195
	2010	56,206	4,508	69,726	—	5,000	12,000	147,440
	2009	65,837	7,881	85,610	—	5,000	12,000	176,328
Robert Fishman	2011	—	—	—	27,269	5,000	12,000	44,269
	2010	—	—	—	237,782	5,000	12,000	254,782
	2009	—	—	—	—	—	—	—
John Bruno	2011	—	—	—	—	5,000	12,000	17,000
	2010	—	—	—	—	5,000	12,000	17,000
	2009					5,000	12,000	17,000
Peter Dorsman	2011	—	—	—	65,366	5,000	12,000	82,366
	2010	3,835	—	8,587	65,366	5,000	12,000	94,788
	2009	—	—	33,059	69,280	5,000	12,000	119,339
Peter Leav	2011	—	—	—	—	5,000	12,000	17,000
	2010	—	—	—	2,118	5,000	—	7,118
	2009	—	—	—	157,518	5,000	—	162,518

(1)  The amounts in this column reflect the incremental cost to the Company of personal usage of the corporate aircraft. The incremental cost to the Company of personal usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as general administration, depreciation, and pilot compensation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel and no amounts are reported in the table with respect to such travel.

(2)  The amounts in this column reflect the cost the Company incurred in connection with providing Mr. Nuti with occasional overnight hotel accommodations near the New York City office that were not in connection with Board meetings or monthly executive staff meetings.

(3)  The amounts in this column reflect payments made by the Company for the Company-provided car and driver Mr. Nuti is required to use for security purposes in and around the New York City area, to the extent that such trips were for commuting purposes.

(4)  The amounts in this column reflect the amounts paid to or on behalf of Messrs. Fishman, Dorsman and Leav in connection with their respective relocations.

(5)  The amounts in this column reflect the maximum reimbursement of $5,000 to each executive to receive medical diagnostic services at a designated medical facility under the Executive Medical Program. Although not all of the Named Executive Officers may use their entire allowance each year, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the maximum benefit available to each executive, rather than the amounts actually used by each individual.

(6)  The amounts in this column reflect the payment made by the Company to each executive for financial planning assistance as part of the Company’s Financial Planning Allowance Program.

Agreements with our Named Executive Officers

Our Named Executive Officers are covered by letter agreements with the Company that set forth, among other things, each Named Executive Officer’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. As described in the Compensation Discussion and Analysis, changes to the Named Executive Officer’s compensation may be made from time to time. The letter agreements are generally not updated to reflect these changes.

The Company entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became the Company’s President and Chief Executive Officer. The letter agreement which was amended July 26, 2006, and

December 18, 2008, sets forth, among other things, Mr. Nuti’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. The letter agreement also provides that in the event of termination of employment for any reason, Mr. Nuti is subject to an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive the payments and benefits listed below. The severance-related compensation and benefits listed below to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s compliance with the restrictive covenants described above.

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

For purposes of the letter agreement with Mr. Nuti, the terms “cause” and “good reason” are defined by reference to the Change in Control Severance Plan, as described on page 50 of this proxy statement, except that the following additional items constitute “good reason” for Mr. Nuti to terminate his employment: (i) a reduction in his job title; (ii) a material adverse change in his position, office or duties (including removal or non re-election to the Board); or (iii) a material breach of his letter agreement. In the event Mr. Nuti’s employment was terminated in connection with a change in control, he would receive payments and benefits under the Change in Control Severance Plan described on page 50 of this proxy statement, and not under the letter agreement.

We entered into a letter agreement dated March 17, 2010 with Mr. Fishman in connection with his promotion to Senior Vice President and Chief Financial Officer. Under this letter agreement, Mr. Fishman was entitled to an initial annual base salary of $400,000 and a target annual incentive equal to 100% of his base salary, as well as an additional award of 10% of his base salary based on the achievement of customer success results. He also received a promotional equity grant with a value of $600,000 in the form of performance-based restricted stock units. Since the goal of the performance-based restricted stock units was achieved, the award will vest in full in April of 2013.

We entered into a letter agreement dated October 27, 2008 with Mr. Bruno in connection with his appointment as Executive Vice President. The letter agreement sets forth, among other things, Mr. Bruno’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. We have not entered into any subsequent letter agreements with Mr. Bruno to reflect changes in his compensation or his position in the Company.

We entered into a letter agreement dated April 6, 2006 with Mr. Dorsman in connection with his appointment as Vice President and General Manager of the Company’s Systemedia Division. The letter agreement sets forth, among other things, Mr. Dorsman’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. We have not entered into any subsequent letter agreements with Mr. Dorsman to reflect changes in his compensation or his position in the Company.

We entered into a letter agreement dated December 28, 2008 with Mr. Leav when he was hired as our Senior Vice President, Worldwide Sales. The letter agreement sets forth, among other things, Mr. Leav’s initial base salary, initial bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity award. The letter agreement also provides that in the event of termination of employment for any reason, Mr. Leav is subject to a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. The letter agreement provided severance protection in the event he was terminated during the first two years of employment. As of January 26, 2011, Mr. Leav had been employed by the Company for two years and therefore is no longer eligible for severance payment under the terms of the letter agreement.

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity incentive plan awards granted during 2011 by the Committee to each of the Company’s Named Executive Officers. Non-equity awards were made pursuant to the Company’s Management Incentive Plan and Economic Profit Plan. Equity awards were made under the Company’s 2006 Stock Incentive Plan. Each of these plans is described in the Compensation Discussion and Analysis. These awards are described in detail below.

Non-Equity Incentive Plan Awards

There are a number of non-equity incentive plan awards reflected in the Grants of Plan-Based Awards Table, each of which is briefly described below.

2011 Management Incentive Plan. During 2011, the Committee approved a total target bonus opportunity for each of the Named Executive Officers pursuant to the Amended and Restated Management Incentive Plan (or MIP), which if earned, is payable in cash. This total target bonus is broken down into two components; (a) the MIP target bonus component (described in the table as “Annual Financial”), which was established for each participant, and (b) the Customer Satisfaction target bonus component (described in the table as “Customer Success”), which was established at 10% for all participants for 2011. Additional details regarding the MIP awards are described in the “Annual Incentive Plan” section of the Compensation Discussion and Analysis.

2011 Economic Profit Plan. During 2011, the Committee approved a participation percentage for each Named Executive Officers pursuant to the NCR Corporation 2011 Economic Profit Plan (or EPP), which if earned, will be payable in cash. This specified percentage is referred to as the participant’s “carried interest” which is outlined in more detail under the “Annual Long-Term Incentive Plan” section of the Compensation Discussion and Analysis and is described in the table as the “Economic Profit Plan”, which represents the maximum payout under the EPP.

Equity Incentive Plan Awards

There are a number of equity incentive plan awards reflected in the Grants of Plan-Based Awards Table, each of which is briefly described below. Additional details regarding the awards described below are in the “Annual Long-Term Incentive Plan” section of the Compensation Discussion and Analysis.

2011 Annual LTI Awards.    During 2011, the Committee granted Annual LTI awards consisting of 75% performance-based restricted stock units and 25% time-based restricted stock units to all Named Executive Officers as part of the annual awards process.

Performance-Based Restricted Stock Units.    As described in the Compensation Discussion and Analysis, the performance period for the 2011 performance-based restricted stock units is two years, with a potential reduction in the number of shares based on the Company’s performance in the 2012 fiscal year if results are not sustained over the performance period. The award has an additional one year vesting period following the achievement of the performance goals.

Time-Based Restricted Stock Units.    Twenty-five percent of the 2011 Annual LTI awards were in the form of time-based restricted stock units which will become fully vested three years after the date of grant. Vesting is generally subject to continued employment with the Company on the vesting date, however the award may be prorated in the event of certain types of termination of employment as described in detail on page 52 of this proxy statement.

2011 Ad Hoc LTI Awards.    During 2011, the Committee granted retention equity awards in the form of time-based restricted stock units to Messrs. Nuti, Fishman, and Dorsman. In the case of Messrs. Fishman and Dorsman, the retention award will become fully vested two years after the date of grant. In the case of Mr. Nuti, the retention award will become fully vested three years after the date of grant. Vesting is generally subject to continued employment with the Company on the vesting date, however the award may be prorated in the event of certain types of termination of employment as described in detail on page 52 of this proxy statement.

Grants of Plan-Based Awards for 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William Nuti	Annual Financial		350,000	1,400,000	4,200,000
	Customer Success			100,000
	Economic Profit Plan		0	n/a	10,000,000
	2/7/2011	1/25/2011							107,031			2,019,675
	2/22/2011	2/22/2011				41,574	166,297	249,446				3,212,858
	2/22/2011	2/22/2011							55,432			1,070,946
Robert Fishman	Annual Financial		112,500	450,000	1,350,000
	Customer Success			45,000
	Economic Profit Plan		0	n/a	10,000,000
	2/7/2011	1/25/2011							4,162			78,537
	2/22/2011	2/22/2011				5,847	23,386	35,079				451,818
	2/22/2011	2/22/2011							7,795			150,599
John Bruno	Annual Financial		187,500	750,000	2,250,000
	Customer Success			75,000
	Economic Profit Plan		0	n/a	10,000,000
	2/22/2011	2/22/2011				17,539	70,157	105,236				1,355,433
	2/22/2011	2/22/2011							23,386			451,818
Peter Leav	Annual Financial		114,375	457,500	1,372,500
	Customer Success			50,833
	Economic Profit Plan		0	n/a	10,000,000
	2/22/2011	2/22/2011				9,354	37,417	56,126				722,896
	2/22/2011	2/22/2011							12,472			240,959
Peter Dorsman	Annual Financial		87,500	350,000	1,050,000
	Customer Success			46,667
	Economic Profit Plan		0	n/a	10,000,000
	2/7/2011	1/25/2011							24,082			454,427
	2/22/2011	2/22/2011				7,795	31,181	46,772				602,417
	2/22/2011	2/22/2011							10,394			200,812

(1)  The amounts in columns (c), (d) and (e) reflect the potential award levels for each Named Executive Officers based on the 2011 Management Incentive Plan Objectives for Annual Financial and Customer Success. The Customer Success metric is “make or miss” therefore, there is no specific threshold or maximum award level. The Economic Profit Plan is a form of a profit sharing plan that uses a formula to credit or debit participants’ accounts (Bonus Banks) with a percentage (not to exceed 5%) of the Company’s economic profit or loss each year and pays out a portion of each participant’s Bonus Bank each year. It does not use targets, but it does provide that the maximum amount that may be paid from a Bonus Bank in any one year is $10,000,000. Therefore, no amounts are included in columns (c) and (d), and the $10,000,000 maximum payout from a Bonus Bank is included in column (e).

(2)  The amounts in columns (f), (g) and (h) reflect the minimum, target, and maximum number of performance-based restricted stock units that could be received by each Named Executive Officer under the 2006 Stock Incentive Plan.

(3)  This column reflects time-based restricted stock units granted to the Named Executive Officers in 2011 for retention purposes.

(4)  This column reflects the grant date fair value, as determined in accordance with ASC Topic 718, of each equity award listed in the table. The grant date fair value of each performance-based restricted stock unit award is based on the probable outcome of the performance conditions as of the date of grant. These grants are subject to a two-year performance period.

Equity Awards

The table below shows all outstanding options and restricted stock unit awards held by our Named Executive Officers as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End for 2011*

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
William Nuti
	02/22/2011						55,432	912,411
	02/22/2011								249,446	4,105,881
	02/07/2011						107,031	1,761,730
	02/23/2010	63,551	190,655		12.81	02/22/2020
	02/23/2010						488,687	8,043,788
	02/08/2010						310,470	5,110,336
	02/23/2009						266,087	4,379,792
	03/01/2008	211,436	70,479		22.16	02/28/2018
	10/24/2007	336,378			16.10	10/24/2017
	03/01/2007	315,345			21.27	02/28/2017
	02/13/2006	359,346			17.82	02/13/2016
	08/08/2005	531,319			16.10	08/08/2015
	08/08/2005	542,311			16.10	08/08/2015
Robert Fishman
	02/22/2011						7,795	128,306
	02/22/2011								35,079	577,400
	02/07/2011						4,162	68,507
	04/26/2010						40,393	664,869
	02/23/2010						35,541	585,005
	02/23/2010	4,622	13,866		12.81	02/22/2020
	02/08/2010						9,651	158,855
	10/26/2009						7,857	129,326
	03/01/2008	8,222	2,741		22.16	02/28/2018
	10/01/2007	10,413			23.93	09/30/2017
	06/01/2007	13,000			24.70	05/31/2017
	05/01/2007	4,195			23.13	04/30/2017
	03/01/2007	5,733			21.27	02/28/2017
	02/13/2006	3,234			17.82	02/13/2016
	03/01/2005	4,180			17.97	03/01/2015

* Footnote disclosure to this table begins on page 47 of this proxy statement.

Equity Awards

The table below shows all outstanding options and restricted stock unit awards held by our Named Executive Officers as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End for 2011 (continued)*

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John Bruno
	02/22/2011						23,386	384,934
	02/22/2011								105,236	1,732,185
	02/23/2010						124,394	2,047,525
	02/23/2010		48,531		12.81	02/22/2020
	02/08/2010						163,405	2,689,646
	02/08/2010						68,937	1,134,703
	08/01/2009						49,379	812,778
	12/01/2008	87,633	87,633		13.67	11/30/2018
Peter Leav
	02/22/2011						12,472	205,289
	02/22/2011								56,126	923,834
	02/23/2010						64,418	1,060,320
	02/23/2010	4,188	25,132		12.81	02/22/2020
	02/08/2010						81,703	1,344,831
	08/01/2009						49,379	812,778
	02/01/2009	53,014	106,029		12.55	01/31/2019
Peter Dorsman
	02/22/2011						10,394	171,085
	02/22/2011								46,772	769,867
	02/07/2011						24,082	396,390
	02/23/2010						64,418	1,060,320
	02/23/2010	8,377	25,132		12.81	02/22/2020
	02/08/2010						41,178	677,790
	08/01/2009						32,919	541,847
	03/01/2008	32,889	10,964		22.16	02/28/2018
	10/01/2007	13,017			23.93	09/30/2017
	03/01/2007	40,135			21.27	02/28/2017
	09/06/2006	8,006			15.75	09/06/2016
	04/17/2006	32,898			19.05	04/17/2016

* Footnote disclosure to this table begins on page 47 of this proxy statement.

Below is the footnote disclosure for the Outstanding Equity Awards at Fiscal Year-End 2011 Table which begins on page 45 of this proxy statement.

(1)  The awards in this column vest 25% on each anniversary of the grant date and will be fully vested on the fourth anniversary of the date of grant.

(2)  The awards in this column with grant dates of February 23, 2009, August 1, 2009, February 23, 2010, and April 26, 2010, are performance-based restricted stock unit awards for which the performance period has ended, but will not vest until the time-based vesting requirement has been satisfied. The February 23, 2009 grant was subject to a one-year performance period ending December 31, 2009 and will vest February 23, 2012. The August 1, 2009 and April 26, 2010 grants had performance periods of eighteen months and twelve months, respectively, each ending December 31, 2010 and will vest August 1, 2012 and April 26, 2013, respectively. The February 23, 2010 grant was subject to a two-year performance period ending December 31, 2011 and will vest on December 31, 2012. The Committee has certified the performance results for each of these awards, and they will generally vest only if the executive remains employed through the duration of the time-based vesting requirement, however the award may be prorated in the event of certain types of termination of employment as described in detail on page 52 of this proxy statement. The time-based restricted stock unit awards in this column will vest as follows:

Grant Date	Time-Based Restricted Stock Unit Award Vesting Schedule
02/22/2011	Cliff Vesting: 100% will vest on 03/03/2014
02/07/2011

Cliff Vesting: 100% of the grant vests on the second anniversary of the grant date for each Named Executive Officer, except that 100% of Mr. Nuti’s grant vests on the third anniversary of the grant date.

02/08/2010	Time Vesting: A portion vests on 02/08/2012 (50% or 75%) and the remaining portion vests on 02/08/2013 (50% or 25%)
10/26/2009	Cliff Vesting: 100% of the grant vests on the third anniversary of the grant date

(3)  This column reflects the maximum number of shares payable under the performance-based restricted stock unit awards with a performance period commencing January 1, 2011 and ending December 31, 2012. Once the performance criteria have been satisfied the shares will vest on March 3, 2014, subject to the executive’s continued employment with the Company through the vesting date, however the award may be prorated in the event of certain types of termination of employment as described in detail on page 52 of this proxy statement.

(4)  The market value was calculated by multiplying the number of shares shown in the table by $16.46, which was the closing market price on December 30, 2011, the last trading day of our fiscal year.

The table below sets forth information for each Named Executive Officer with respect to: (i) the exercise of stock options in 2011; (ii) the vesting of restricted stock and stock unit awards during 2011; and (iii) the vesting of performance-based restricted stock units during 2011.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
William Nuti	—	—	—	—
Robert Fishman	—	—	—	—
John Bruno	191,442	1,103,869	—	—
Peter Leav	57,203	391,058	—	—
Peter Dorsman	—	—	—	—

Pension Benefits

The table below this discussion summarizes the present value of accrued benefits for the pension plans in which Messrs. Fishman and Dorsman are eligible. Effective December 31, 2006, our U.S. pension plans were frozen. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze. Since Messrs. Nuti, Bruno and Leav joined the Company after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans. In 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, the Company closed its U.S. pension plans to new participants and froze pension benefits for existing U.S. participants under the age of 40.

NCR Pension Plan.    The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of three years of service or attaining age 65. The full monthly pension benefit may begin at age 65, but, at the option of the participant, may be started between age 55 and 65 in a reduced amount after the participant has terminated employment. Participants who terminate employment with the Company after age 55 qualify for early retirement and may receive an unreduced benefit at age 62. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit. The monthly pension benefit is computed based on years of service and modified average pay. Modified average pay generally includes the average annual base pay and bonus received by the participant. In computing the pension benefit the modified average pay and the years of service are determined as of the date the benefit was frozen. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1.5 percent (3 percent in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, until commencement of payment of the PensionPlus benefit to a participant as long as the participant remains an employee of the Company. Messrs. Fishman and Dorsman are the only Named Executive Officers who participate in the NCR Pension Plan.

NCR Nonqualified Excess Plan.    The Company also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and the benefits vest after the earlier of three years of service or attaining age 65. However, if the participant terminates from the Company prior to reaching age 55, the entire benefit is forfeited. Mr. Dorsman is the only Named Executive Officer who is a participant in the Excess Plan.

Supplemental Retirement Plan.    The Company also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. The Officer Plan pays monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant minus any monthly benefit under the NCR Pension Plan and any other NCR defined benefit plans determined as of December 31, 2006. A participant is vested in the Officer Plan upon completion of five years of service. The full monthly pension benefit under the Officer Plan may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. Mr. Dorsman is the only Named Executive Officer who is a participant in the Officer Plan.

2011 Pension Benefits Table

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(3)
William Nuti(1)	N/A	N/A	N/A
Robert Fishman	NCR Pension Plan	13.6	229,070
John Bruno(1)	N/A	N/A	N/A
Peter Leav(1)	N/A	N/A	N/A
Peter Dorsman(2)	NCR Pension Plan	18.3	238,451
	Officer Plan	1.6	77,254
	Excess Plan	1.6	25,571

(1)  Messrs. Nuti, Bruno and Leav are not participants in, nor eligible with respect to, any of the Company’s pension plans because all of the U.S. plans were closed to new participants prior to their respective employment dates.

(2)  Pursuant to the terms of the Officer Plan and Excess Plan, Mr. Dorsman has been credited with fewer years of service under these plans than his years of service with the Company because he did not become eligible for plan participation until the attainment of executive status.

(3)  See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided, to each of the Named Executive Officers in the event of specific types of terminations of each such executive’s employment on December 31, 2011. The tables also show the “full walk-away” number for each Named Executive Officer.

A description of benefits and treatment of equity upon termination is provided below. See “Retirement Benefits”, “Change in Control Arrangements” and “Severance Benefits” sections in the Compensation Discussion and Analysis for additional information about such items.

Change in Control Arrangements

Change in Control Severance Plan

Under the Amended and Restated NCR Change in Control Severance Plan, (“the Change in Control Severance Plan”), benefits are paid only if both a Change in Control and a termination of employment occur. The compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes eighteen-month non-competition, non-solicitation and confidentiality provisions. Each Named Executive Officer participated in the Change in Control Severance Plan in 2011. Under this plan, if the executive’s employment is terminated by the Company other than for “cause”, death or disability, or if the executive resigns for “good reason” within two years after a “change in control” (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then the Company or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to 300 percent of the executive’s annual base salary and target bonus opportunity under the Management Incentive Plan for Tier I (Mr. Nuti), and 200 percent of the executive’s annual base salary and target bonus opportunity under the Management Incentive Plan for Tier II (the other Named Executive Officers);

•

A lump sum payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•

Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I (Mr. Nuti) and two years for Tier II (the other Named Executive Officers);

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable, only for individuals who were participants in the Change in Control Severance Plan prior to January 27, 2010.

The term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the Company.

The term “good reason” generally means: (i) a reduction in duties or reporting requirements; (ii) a reduction in base salary; (iii) failure to pay incentive compensation when due; (iv) a reduction in target or maximum incentive opportunities; (v) failure to continue the equity award or other employee benefit programs; (vi) a relocation of an executive’s office by more than forty miles; or (vii) failure by a successor to assume the Change in Control Severance Plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true – the stockholders of NCR immediately preceding the change in control do not hold at least 50% of the combined enterprise, there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation.

Treatment of Economic Profit Plan Bonus Bank upon Change in Control.    Upon a change in control the Named Executive Officer will receive 100% of the Bonus Bank within 30 days of the date of the change in control.

Treatment of Equity upon Termination in Connection with a Change in Control

Stock Options and Restricted Stock Units.    Under the Stock Incentive Plan and applicable award agreements, the timing of any accelerated vesting depends upon whether the acquiror assumes the awards. If the acquiror does not assume the awards, the Named Executive Officer’s unvested options will vest and become exercisable and unvested restricted stock units (RSUs) will vest upon a change in control. If the acquiror does assume the awards, the unvested options and RSUs will vest and, in the case of options, become exercisable if the Company terminates the Named Executive Officer’s employment within 24 months following the change in control for a reason other than cause or disability or, if the Named Executive Officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, the Named Executive Officer terminates his employment for good reason within that 24-month period. Such stock options generally will remain exercisable until the earlier of (i) the first anniversary of the date of termination of employment and (ii) the expiration of the term of the stock option.

Performance-Based Equity.    Under the Stock Incentive Plan and applicable award agreements, the timing of the vesting of performance-based equity depends upon whether the acquiror assumes the awards. If the acquiror does not assume the awards, they will vest immediately, based on:

•	target amounts if less than one-half of the applicable performance period is complete;

•	actual results if at least one-half of the applicable performance period is complete.

If the acquiror does assume the awards in connection with the change in control, the awards will vest at the end of the original vesting period based on:

•	target amounts if less than one-half of the applicable performance was complete at the time of the change in control;

•	actual results if at least one-half of the applicable performance period was complete at the time of the change in control.

If the Company terminates a Named Executive Officer’s employment within 24 months following the change in control for a reason other than cause or disability or, if the Named Executive Officer is subject to the NCR Change in Control Severance Plan or other applicable severance plan, the Named Executive Officer terminates his employment for good reason within that 24-month period, the awards will vest immediately based on:

•	target amounts if less than one-half of the applicable performance was complete at the time of the change in control;

•	actual results if at least one-half of the applicable performance period was complete at the time of the change in control.

Termination of Employment

Treatment of Equity upon Termination

Under the Stock Incentive Plan, the treatment of outstanding equity awards held by our Named Executive Officers upon termination of employment differs based on the form of equity award and the reason for the termination, summarized below.

Stock Options.    In general, any unvested stock options held by a Named Executive Officer will vest and become exercisable upon termination of the officer’s employment due to death or long-term disability and will remain exercisable until the earlier of (i) the first anniversary of the date of termination of employment and (ii) the expiration date of the term of the stock option. All unvested stock options held by a Named Executive Officer are forfeited upon termination of the Named Executive Officer’s employment due to retirement, an involuntary termination of employment without cause or voluntary resignation, and all stock options, whether vested or unvested, are forfeited upon termination of employment for cause.

Restricted Stock Units (RSUs).    A pro rata portion of any unvested RSUs held by a Named Executive Officer will vest upon termination of the Named Executive Officer’s employment due to death, disability retirement or an involuntary termination of employment without cause, with such pro rata portion being determined based on the length of service during the applicable vesting period. All unvested RSUs are forfeited upon the Named Executive Officer’s voluntary resignation, or termination of employment for cause.

Performance-Based Restricted Stock Units.    A pro rata portion of any unvested performance-based restricted stock units held by a Named Executive Officer will vest upon termination of employment due to death, disability, retirement or an involuntary termination of employment without cause, upon the later of (i) the completion of the performance period and (ii) the date of such termination. Such pro rata portion is determined based on the length of service during the applicable vesting period and the Company’s achievement of performance objectives. All unvested performance-based restricted stock units held by a Named Executive Officer are forfeited upon the Named Executive Officer’s voluntary resignation, or termination of employment for cause.

In addition, all equity awards are subject to cancellation if, during the participant’s employment or within the twelve months following his employment, the participant competes with the Company, induces or attempts to induce any Company employee to terminate his or her employment with the Company, or solicits business from firms or companies (including customers) with which the participant worked during the two years prior to the participant’s termination. Equity awards are subject to forfeiture if the participant fails to keep the terms of the award agreement confidential, or engages, as determined by the Committee, in misconduct in connection with the participant’s employment.

Treatment of Economic Profit Plan Bonus Bank upon Termination

Resignation or Termination for Cause.    A voluntary resignation or termination for cause would result in immediate forfeiture of the entire Bonus Bank.

Other Forms of Termination.    The Named Executive Officer will receive a bonus credit to his Bonus Bank for the current performance period through the end of the quarter in which the termination occurs. The Named Executive Officer will then receive a percentage of the Bonus Bank, as set forth below. The payments of the Bonus Bank will be made in four equal installments on each of the first four 6-month anniversaries of the termination other than payment in the case of death which will be made within 30 days.

Involuntary Termination without Cause or a Resignation for Good Reason.    67% of the Bonus Bank

Termination due to Retirement, Disability, Death.    100% of the Bonus Bank.

Separation Payments and Benefits

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. A description of the NCR Reduction-in-Force Plan for U.S. employees is described below. The severance arrangement with our CEO is set forth in the letter agreement described in detail in the “Agreements with our Named Executive Officers” section on page 41 of this proxy statement.

Involuntary Termination Without Cause.    The NCR Reduction-in-Force Plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our executives, including our Named Executive Officers; however, as noted above, the severance arrangement with our CEO is governed by his letter agreement.

Resignation or Termination for Cause.    A resignation or termination for cause would not result in any additional compensation, severance or benefits.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same Company provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general Company population. These core coverages are 100 percent of base salary for life insurance (up to a maximum benefit of $1,200,000 for core life insurance; additional limits apply if supplemental coverage is purchased), 100 percent of base salary for six weeks and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage (up to a maximum of $15,000 per month). Each employee has the option of opting out or choosing a higher level of coverage at his or her own expense.

2011 Potential Payments upon Termination or Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table as of December 31, 2011.

	Termination upon Change in Control(1)	Involuntary Termination Without Cause(2)	Death	Disability	Voluntary Resignation	Termination for Cause
William Nuti
Cash Severance	$7,500,000	$3,750,000	$—	$—	$—	$—
Prorata Bonus(3)	2,682,440	2,682,440	2,682,440	2,682,440	—	—
Stock Options(4),(5)	695,889	—	695,889	695,889	—	—
Restricted Stock Units & Performance-Based RSUs(4),(5),(6)	22,945,306	13,920,535	13,920,535	13,920,535	—	—
Welfare Benefits	59,453	29,727	—	—	—	—
Economic Profit Plan(7)	4,819,500	3,229,065	$4,819,500	$4,819,500	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	8,317,402	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	$1,000,000	—	—	—

Total Benefits Payable upon Termination	$47,029,990	$23,621,767	$23,118,364	$22,118,364	$—	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$739,564	$739,564	$739,564	$739,564	$739,564	$—
Savings Plan(13)	363,152	363,152	363,152	363,152	363,152	363,152
Pension(14)	—	—	—	—	—	—

Total Vested Benefits	$1,102,716	$1,102,716	$1,102,716	$1,102,716	$1,102,716	$363,152

Total Benefits Available at Termination(15)	$48,132,706	$24,724,483	$24,221,080	$23,221,080	$1,102,716	$363,152

	Termination upon Change in Control(1)	Involuntary Termination Without Cause(2)	Death	Disability	Voluntary Resignation	Termination for Cause
Robert Fishman
Cash Severance	$1,890,000	$472,500	$—	$—	$—	$—
Prorata Bonus(3)	658,530	658,530	658,530	658,530	—	—
Stock Options(4),(5)	50,611	—	50,611	50,611	—	—
Restricted Stock Units & Performance-Based RSUs(4),(5),(6)	2,119,801	1,105,149	1,105,149	1,105,149	—	—
Welfare Benefits	31,428	7,857	—	—	—	—
Economic Profit Plan(7)	481,950	322,907	$481,950	$481,950	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	—	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	$400,000	—	—	—

Total Benefits Payable upon Termination	$5,242,320	$2,576,943	$2,696,240	$2,296,240	$—	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$16,870	$16,870	$16,870	$16,870	$16,870	$—
Savings Plan(13)	411,078	411,078	411,078	411,078	411,078	411,078
Pension(14)	185,138	185,138	92,929	185,138	185,138	185,138

Total Vested Benefits	$613,086	$613,086	$520,877	$613,086	$613,086	$596,216

Total Benefits Available at Termination(15)	$5,855,406	$3,190,030	$3,217,117	$2,909,327	$613,086	$596,216

	Termination upon Change in Control(1)	Involuntary Termination Without Cause(2)	Death	Disability	Voluntary Resignation	Termination for Cause
John Bruno
Cash Severance	$3,150,000	$787,500	$—	$—	$—	$—
Prorata Bonus(3)	1,157,700	1,157,700	1,157,700	1,157,700	—	—
Stock Options(4),(5)	419,879	—	419,879	419,879	—	—
Restricted Stock Units & Performance-Based RSUs(4),(5),(6)	8,224,371	4,770,790	4,770,790	4,770,790	—	—
Welfare Benefits	36,216	9,054	—	—	—	—
Economic Profit Plan(7)	963,900	645,813	$963,900	$963,900	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	3,223,739	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	$750,000	—	—	—

Total Benefits Payable upon Termination	$17,185,804	$7,380,857	$8,062,269	$7,312,269	$—	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$244,496	$244,496	$244,496	$244,496	$244,496	$—
Savings Plan(13)	73,820	73,820	73,820	73,820	73,820	73,820
Pension(14)	—	—	—	—	—	—

Total Vested Benefits	$318,316	$318,316	$318,316	$318,316	$318,316	$73,820

Total Benefits Available at Termination(15)	$17,504,120	$7,699,173	$8,380,585	$7,630,585	$318,316	$73,820

	Termination upon Change in Control(1)	Involuntary Termination Without Cause(2)	Death	Disability	Voluntary Resignation	Termination for Cause
Peter Leav
Cash Severance	$2,035,000	$508,750	$—	$—	$—	$—
Prorata Bonus(3)	784,663	784,663	784,663	784,663	—	—
Stock Options(4),(5)	506,302	—	506,302	506,302	—	—
Restricted Stock Units & Performance-Based Shares RSUs(4),(5),(6)	4,039,103	2,391,901	2,391,901	2,391,901	—	—
Welfare Benefits	16,531	4,133	—	—	—	—
Economic Profit Plan(7)	481,950	322,907	$481,950	$481,950	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	2,089,069	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	$475,000	—	—	—

Total Benefits Payable upon Termination	$9,962,618	$4,022,354	$4,639,816	$4,164,816	$—	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$222,571	$222,571	$222,571	$222,571	$222,571	$—
Savings Plan(13)	34,834	34,834	34,834	34,834	34,834	34,834
Pension(14)	—	—	—	—	—	—

Total Vested Benefits	$257,405	$257,405	$257,405	$257,405	$257,405	$34,834

Total Benefits Available at Termination(15)	$10,220,023	$4,279,759	$4,897,221	$4,422,221	$257,405	$34,834

	Termination upon Change in Control(1)	Involuntary Termination Without Cause(2)	Death	Disability	Voluntary Resignation	Termination for Cause
Peter Dorsman
Cash Severance	$2,035,000	$508,750	$—	$—	$—	$—
Prorata Bonus(3)	636,137	636,137	636,137	636,137	—	—
Stock Options(4),(5)	91,731	—	91,731	91,731	—	—
Restricted Stock Units & Performance-Based RSUs(4),(5),(6)	3,360,671	1,891,303	1,891,303	1,891,303	1,891,303	—
Welfare Benefits	31,496	7,874	—	—	—	—
Economic Profit Plan(7)	481,950	322,907	$481,950	$481,950	—	—
Excise Tax Gross-Up(4),(8),(9),(10),(11)	1,804,743	—	—	—	—	—
Outplacement	10,000	10,000	—	—	—	—
Life Insurance(12)	—	—	$405,000	—	—	—

Total Benefits Payable upon Termination	$8,451,728	$3,376,971	$3,506,121	$3,101,121	$1,891,303	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$36,260	$36,260	$36,260	$36,260	$36,260	$—
Savings Plan(13)	192,346	192,346	192,346	192,346	192,346	192,346
Pension(14)	333,397	333,397	157,023	333,397	333,397	333,397

Total Vested Benefits	$562,003	$562,003	$385,629	$562,003	$562,003	$525,743

Total Benefits Available at Termination(15)	$9,013,731	$3,938,974	$3,891,750	$3,663,124	$2,453,306	$525,743

(1)  The payments reported in this column are based on the occurrence of a “double trigger” event (a qualifying change in control followed by a qualifying termination) in which the applicable equity awards are assumed in connection with a change in control. In the event that a qualifying change in control occurs and the applicable equity awards are not assumed, then the stock options and performance-based restricted stock unit awards would vest in full immediately prior to the change in control. In either case, the performance-based restricted stock unit awards would vest either at the target level or based on actual performance, depending on when the change in control occurs. The payments reported in this column assume that performance will be achieved at maximum for the 2/23/2010 performance-based restricted stock unit awards and at target for the 2/22/2011 performance-based restricted stock unit awards.

(2)  The amounts provided in this column are estimates (based on 26 weeks of severance) because the cash severance payment is subject to individual negotiation. For Mr. Nuti, the amount in this column equals the amount he would receive upon a termination without cause or for good reason under the terms of his letter agreement described in the “Agreements with our Named Executive Officers” section on page 41 of this proxy statement.

(3)  The payments reported in this row are based on actual results under the Management Incentive Plan for 2011.

(4)  Equity valuations assume closing price of NCR common stock on December 30, 2011 of $16.46.

(5)  The payments reported in these rows include only unvested awards. Mr. Dorsman will receive a pro rata portion of his restricted stock units upon a voluntary resignation since he is eligible for retirement treatment, as described above in the “Treatment of Equity upon Termination” section. Mr. Dorsman is the only Named Executive Officer who is eligible for a pro rata portion of any unvested restricted stock units in the event of a voluntary resignation.

(6)  The payments reported in this row assume that performance will be achieved at maximum for the 2/23/2010 performance-based restricted stock unit awards and at target for the 2/22/2011 performance-based restricted stock unit awards.

(7)  The payments reported in this row reflect a 67% payout upon an involuntary termination without cause and a 100% payout of the Bonus Bank upon a Change in Control, death or disability.

(8)  Pursuant to an amendment to the Change in Control Severance Plan, the excise tax gross-up does not apply to any participant who enters the plan after January 27, 2010.

(9) For purposes of calculating the excise tax gross-up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:

(a)  Volatility – 40.43%

(b)  Dividend Yield – 0%

(c)  Risk Free Rate – 2.04%

(d)  Option Term – expected option term of 5.09 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)

(10)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:

      (a)  Short Term – .24%

      (b)  Mid Term – 1.52%

      (c)  Long Term – 3.34%

(11)  The excise tax gross-up is calculated using a 20% excise tax rate and a 40% individual income tax rate.

(12)  Proceeds would be payable by a third-party insurer.

(13)  The amounts reported in “Savings Plan” include contributions made directly to such plans by the Named Executive Officers.

(14)  The payments reported in this row represent the present value of the accumulated benefit under the Company’s qualified and nonqualified pension plans as of December 31, 2011.

(15)  The “Total Benefits Available at Termination” reflects all cash and benefits due the Named Executive Officer, including outstanding vested options, and benefits under the Company’s various retirement and pension plans.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program, effective as of April 27, 2010. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Under the Director Compensation Program which remained in effect for 2011, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Independent Lead Director, Ms. Levinson, received an additional annual retainer of $75,000 for her service in such role, and the members of the Audit Committee, including the Chair of the Audit Committee, received an additional retainer of $5,000. Additionally, the following directors received remuneration for their services as Committee Chairs: Mr. Boykin received $12,000 as Chair of the Audit Committee; Mr. Daichendt received $9,000 as Chair of the Committee on Directors and Governance; and Ms. Levinson received $12,000 as Chair of the Compensation and Human Resource Committee.

In accordance with the Director Compensation Program, each director had the option to receive his or her annual retainer in the form of cash or common stock, or an equal distribution of both. In the table below, the amounts reported in column (b) represent the annual retainer earned by the directors in 2011 and paid in cash. To the extent a director elected to receive all or a portion of his or her annual retainer in common stock, the grant date fair value of the common stock, as determined in accordance with FASB ASC Topic 718, is reflected in column (c).

Prior to January 1 of each year, directors may elect to defer receipt of shares of common stock payable in lieu of cash until they cease to serve as a director of the Company. At the director’s election, any such deferred amounts will be payable in cash or shares of NCR common stock.

Initial Equity Grant

The Director Compensation Program provides that, upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. The restricted stock or restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units.

Annual Equity Grant

The Director Compensation Program provides that, on the date of each annual meeting of NCR’s stockholders, each non-employee director will be granted restricted stock or restricted stock units, and options to purchase a number of shares of NCR common stock, the value of which is determined by the Directors Committee. In February 2010, the Directors Committee recommended, and the Board agreed, that the value of the annual equity award to be granted to each non-employee director be $175,000. The Directors Committee and the Board determined that this action was appropriate based on a desire to retain and attract highly qualified and experienced directors, an increased workload for NCR’s directors that was expected to and did continue into 2011 and will continue beyond 2011, a perceived negative impact of the change in the Company’s pension expense on the value of the outstanding equity the directors hold, and a review of competitive board pay practices.

Pursuant to the Director Compensation Program, after NCR’s 2011 annual meeting each non-employee director received an annual equity award valued at $175,000, which was divided equally between restricted stock units and stock options. Each non-employee director received $87,500 granted in the form of 4,592 restricted stock units with a grant date fair value of $88,855 and $87,500 granted in the form of options to purchase 11,363 shares of NCR common stock with a grant date fair value of $83,745. The exercise price for these options at the time of grant was $19.35, which was the closing price on May 3, 2011, the effective date of the grant.

Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units. In 2011 Messrs. Boykin, Clemmer and DeRodes elected to defer receipt of shares upon vesting of restricted stock units until the date upon which each of them ceases to serve as a director.

Mid-Year Equity Grant

The Director Compensation Program also provides that each non-employee director who is newly elected to the Board after the annual stockholders meeting may receive a grant of stock options and/or restricted stock or restricted stock units. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock units.

Stock Ownership Guidelines

The Board of Directors’ Corporate Governance Guidelines include stock ownership guidelines, which operate to promote commonality of interest between non-employee directors and stockholders by encouraging non-employee directors to accumulate a substantial stake in the Company’s common stock. The guidelines encourage the non-employee directors to accumulate ownership of NCR common stock equal to two times the amount of his or her annual retainer within three years after he or she is first elected to the NCR Board. For these purposes, ownership includes shares owned outright by the non-employee director, interests in restricted stock, restricted stock units or deferred shares. Stock options are not taken into consideration in determining whether a director has met the ownership guidelines. As of December 31, 2011, all of our non-employee directors have met or exceeded these guidelines.

The table below describes 2011 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or all other compensation in 2011.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2),(3),(4)	Option Awards ($)(5),(6)	Total ($)
Linda Fayne Levinson; Independent Lead Director	81,000	169,867	83,745	334,612
Quincy Allen	80,000	88,855	83,745	252,600
Edward (Pete) Boykin	—	157,871	83,745	241,616
Richard Clemmer	—	148,882	83,745	232,627
Gary Daichendt	42,000	130,889	83,745	256,634
Robert DeRodes	—	145,142	83,745	228,887

(1)  The table below shows the form of payment in which each director elected to receive his or her annual retainer for 2011, as well as the dollar value for each form.

Name	Cash ($)	Current Stock ($)	Deferred Stock ($)
Linda Fayne Levinson	81,000	81,000	—
Quincy Allen	80,000	—	—
Edward (Pete) Boykin	—	—	92,000
Richard Clemmer	—	—	80,000
Gary Daichendt	42,000	42,000	—
Robert DeRodes	—		75,000

(2)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each non-employee director in 2011. See Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for an explanation of the assumptions made in valuing these awards. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(3)  The amounts reported in this column also include the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each of Ms. Levinson and Messrs. Boykin, Clemmer, Daichendt and DeRodes, who elected to receive all or a portion of their annual retainer in the form of shares, as described in footnote 1 above. See Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for an explanation of the assumptions made in valuing these awards. The table below shows the grant date fair value for annual retainers paid in stock to each director on a quarterly basis.

Name	Q1 2011 ($)	Q2 2011 ($)	Q3 2011 ($)	Q4 2011 ($)
Linda Fayne Levinson	20,253	20,250	20,251	20,262
Quincy Allen	—	—	—	—
Edward (Pete) Boykin	23,004	23,008	23,004	23,011
Richard Clemmer	20,008	20,005	20,015	20,015
Gary Daichendt	10,513	10,503	10,506	10,501
Robert DeRodes	18,765	18,758	18,765	18,764

(4)  All non-employee directors had 2,296 restricted stock units unvested and outstanding as of December 31, 2011.

(5)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to each non-employee director in 2011. See Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for an explanation of the assumptions made in valuing these awards. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(6)  The table below shows the option awards outstanding as of December 31, 2011 for each of the non-employee directors who served in 2011.

Name	Options Outstanding as of December 31, 2011
Linda Fayne Levinson	94,455
Quincy Allen	48,771
Edward (Pete) Boykin	94,455
Richard Clemmer	51,479
Gary Daichendt	58,455
Robert DeRodes	51,479

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance as of December 31, 2011 under our Management Stock Plan that was in effect until April 25, 2006 and our NCR Corporation 2011 Amended and Restated Stock Incentive Plan (referred to below in this section as the “Stock Incentive Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by stockholders:
Management Stock Plan(1)	3,623,463		$14.14	0
Stock Incentive Plan(2)	10,964,151	(3)	$17.90	5,489,247
Equity compensation plans not approved by stockholders	0		0

Total	14,587,614		$16.23	5,489,247

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

(2)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006, and was amended and restated in 2008 and again in 2011.

(3)  Includes a total of 3,651,271 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2011.

RELATED PERSON TRANSACTIONS

Under its charter, the Committee on Directors and Governance is responsible for the review of all related person transactions. In January 2007, the Board of Directors formalized in writing a Related Person Transactions Policy that provides that each related person transaction be considered for approval or ratification (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of the related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy requires each director and executive officer of the Company to use reasonable efforts to report to the Company’s General Counsel any transaction that could constitute a related person transaction prior to the transaction. The General Counsel must advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware, whether as a result of reporting or otherwise. The Committee on Directors and Governance then considers each such related person transaction, unless the Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors consider the transaction. Except as set forth below, a related person transaction that is not approved in advance shall not be entered into by the Company unless the effectiveness of the transaction is expressly subject to ratification by the Committee on Directors and Governance or the disinterested members of the Board, as applicable.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter became a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Under the policy, a related person transaction generally means any transaction involving or potentially involving an amount in excess of $120,000 in which the Company or any of its subsidiaries is a participant and in which any of its directors or director nominees, executive officers or 5% stockholders, or any immediate family members of any of the foregoing, has or will have a direct or indirect material interest.

In considering whether to approve or ratify a related person transaction or relationship, the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, considers all relevant factors, including:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Transactions and relationships that are required to be disclosed under applicable securities laws and regulations are disclosed in the Company’s proxy statement. Since the beginning of the Company’s 2011 fiscal year, the Committee on Directors and Governance has not identified any related person transactions requiring such disclosure.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), for the audit of the Company’s financial statements for fiscal years 2011 and 2010, as well as the approximate worldwide fees billed for other services rendered by PricewaterhouseCoopers in such years:

Service	2011	2010
Audit Fees(1)	$5,649,372	$5,179,955
Audit-Related Fees(2)	$210,000	$238,000
Subtotal	$5,859,372	$5,417,955
Tax Fees(3)	$818,700	$1,340,750
All Other Fees(4)	$37,000	$9,500
Subtotal	$855,700	$1,350,250
Total Fees	$6,715,072	$6,768,205

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.

(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.

(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2011 and 2010, respectively, fees for tax services include:

(a)  $371,700 and $36,250 for tax compliance including the preparation, review and filing of tax returns;

(b)  $10,000 and $12,000 for tax audit consultation and assistance;

(c)  $31,000 and $892,500 for local country statutory financial statement services incidental to the preparation of local country tax returns and tax consultation services among other things; and

(d)  $400,000 and $400,000 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.

(4)  Includes fees for all other work performed by PricewaterhouseCoopers that does not meet the above category descriptions. In 2011, of these fees: approximately 81% related to a human resources benchmarking study, approximately 11% related to an attestation engagement in Spain related to compliance with the electronic waste legislation and approximately 8% related to licensing and proprietary software for accounting research. In 2010, of these fees: approximately 42% related to an attestation engagement in Spain related to compliance with the electronic waste legislation, approximately 32% related to licensing and proprietary software for accounting research and the remainder (less than $2,500) related to other miscellaneous projects.

The charter of the Audit Committee requires that all auditing and non-auditing services to be provided to the Company by its independent accountants be pre-approved by the Committee. The Committee has adopted policies and procedures regarding its pre-approval of these services (the “Pre-Approval Policy”). The Pre-Approval Policy, which is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm, includes the following principles and restrictions, among others:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

At the beginning of each fiscal year, management and the Company’s independent registered public accounting firm propose the audit and non-audit services to be provided by the firm during that year. The Audit Committee reviews and pre-approves the proposed services taking into account, among other things, the principles and restrictions set forth in the Pre-Approval Policy. Under the Pre-Approval Policy, the Audit Committee also has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PricewaterhouseCoopers to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2011 and 2010, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors based on independence standards set forth in the Board’s Corporate Governance Guidelines, which meet, and in some cases exceed, the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, three of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter is available under “Corporate Governance” on the “About NCR” page of the Company’s website at http://www.ncr.com/about-ncr/corporate-governance.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2011, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s Annual Report on Form 10-K and this proxy statement. In addition, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer, who has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Dated:    February 21, 2012

The Audit Committee:

Edward P. Boykin, Chair

Quincy L. Allen

Richard L. Clemmer

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

(Item 2 on Proxy Card)

The Board’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2012 and the Board has approved this selection. Although stockholder ratification of this appointment of the Company’s independent registered public accounting firm is not required, the Board is asking that you ratify this appointment as a matter of good corporate governance.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to companies in the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates. Based on its “Pre-Approval Policy” (as defined above on page 64) and applicable SEC rules and guidance, the Audit Committee considered whether the provision during 2011 of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers representatives will be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors and the Audit Committee recommend that you vote FOR this proposal. Proxies received by the Board will be voted FOR this proposal unless they specify otherwise. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee and the Board of Directors will reconsider the appointment, but may elect to maintain it.

DIRECTORS’ PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, EXECUTIVE COMPENSATION AS DISCLOSED IN THESE PROXY MATERIALS

(Item 3 on Proxy Card)

Our Board of Directors is submitting this “Say on Pay” proposal, pursuant to Section 14A of the Securities Exchange Act of 1934 which allows our stockholders to cast a non-binding vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this proxy statement. Although this advisory vote is not binding on the Company, the Board and the Compensation and Human Resource Committee value the opinions of our stockholders. Accordingly, the Compensation and Human Resource Committee will consider the outcome of the Say on Pay vote when it makes future decisions regarding executive compensation.

Our executive compensation programs are designed to pay for performance, attract and retain executive talent, align the interests of executives with the interests of stockholders and adopt competitive, best-practices compensation programs appropriate for the Company. A comparison of our performance during the period from 2008 through 2011 to the compensation actually realized by our Chief Executive Officer demonstrates that this pay for performance compensation philosophy achieves its objectives of rewarding our executives in the high performance years and penalizing them in the low performance years. In 2008 and 2009, when the Company had negative total shareholder return, the long-term performance awards failed to vest, and the total compensation actually realized by our Chief Executive Officer was well below the value of his compensation at the time of grant: he realized only 36% of compensation as measured by grant value for 2008 and 66% for 2009. The Company’s strong rebound in 2010 and 2011 from its difficult financial circumstances placed us at the number two ranking in both one-year and two-year total shareholder return among the 18 peer group companies that we use for determining executive compensation for each year. In both of these years of high performance, our Chief Executive Officer received payouts of long-term performance awards at 150% of target and an annual bonus at target for 2010 and at 179% of target for 2011. He is expected to realize 138% of his grant value compensation for both 2010 and 2011, respectively. Please see the “Executive Summary” in the Compensation Discussion and Analysis in this proxy statement for charts demonstrating this correlation between pay and performance.

Our compensation programs in 2011 continued to be consistent with this executive compensation philosophy:

•	Of the total direct compensation offered to our Chief Executive Officer for 2011, 62% was performance-based

•	An average of 61% of the total direct compensation offered to our other Named Executive Officers was performance-based

•

We replaced a portion of our equity long-term incentive program with a new performance program, the Economic Profit Program, which pays out cash bonuses over time based on metrics that correlate to long-term shareholder value

•	We amended the stock ownership guidelines to increase the amount of stock that our Chief Executive Officer is required to own from three times base salary to six times base salary

Some of the Company’s other best pay practices designed to manage compensation risk and align our executive compensation with long-term stockholder interests include the following:

•	Robust executive stock ownership guidelines

•	A strong compensation recovery or “claw back” policy

•	No excise tax gross-ups for new participants in the Company’s Change in Control Severance Plan

•	No tax gross-ups on any perquisites other than standard relocation benefits

•	All U.S. defined benefit pension plans are frozen (qualified and non-qualified)

Please see the Compensation Discussion and Analysis and accompanying compensation tables beginning on pages 17 and 39, respectively, of this proxy statement for additional details about our executive compensation programs and compensation paid to our Named Executive Officers.

At the 2011 annual meeting, the Company’s stockholders approved the compensation program for the Company’s named executive officers with 83.4% of the votes cast. Our Board of Directors and Compensation and Human Resource Committee believe this vote reflected stockholder approval of our pay for performance philosophy and the absence of pay practices that stockholders consider problematic.

We believe that our compensation design and practices are effective in implementing our compensation philosophy and ask you to vote in favor of the adoption of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in this proxy statement.

The Board of Directors recommends that you vote FOR the advisory resolution. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the Annual Meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for election of directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 15 of this proxy statement and online at http://www.ncr.com/about-ncr/corporate-governance.

Stockholder Proposals for 2013 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2013 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2013 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 12, 2012, nor later than 5:00 p.m., Eastern Time, on November 12, 2012.

The above notice and proxy statement are sent by order of the Board of Directors.

Jennifer M. Daniels

Senior Vice President,

General Counsel and Secretary

Dated:    March 12, 2012

Detach Here

....................................................................................................................................................................................

2012 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2012 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Jennifer M. Daniels, Senior Vice President, General Counsel and Secretary, NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096-5810.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
3097 SATELLITE BOULEVARD DULUTH, GA 30096	AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2012. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30504-P06669-Z54789	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors
1.	Election of Directors	For All	Withhold All	For All Except
		☐	☐	☐
Class A Nominees:
01) William R. Nuti
02) Gary J. Daichendt
03) Robert P. DeRodes

Vote on Proposals:
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	Ratify the appointment of independent registered public accounting firm for 2012.	☐	☐	☐
3.	Advisory vote to approve executive compensation as disclosed in these proxy materials.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 25, 2012, in the Auditorium at NCR Corporation’s office located at 3097 Satellite Boulevard, Duluth, Georgia 30096. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2012 Annual Meeting of Stockholders and Proxy Statement, and 2011 Annual Report

on Form 10-K are available at www.proxyvote.com.

M30505-P06669-Z54789

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2012

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William R. Nuti, Jennifer M. Daniels and Robert P. Fishman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Duluth, Georgia on April 25, 2012, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” THE NOMINEES FOR DIRECTORS, “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE PROXY MATERIALS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.)